UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            LORCOM TECHNOLOGIES, INC.
                            -------------------------
                 (Name of small business issuer in its charter)


           DELAWARE                       517110                 13-4028374
           --------                       ------                 ----------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                        8517 FOURTH AVENUE, SECOND FLOOR
                               BROOKLYN, NY 11209
                                 (877) 456-7266
        (Address and telephone number of principal executive offices and principal place of business)

                               -------------------

                             CHARLES J. HECHT, ESQ.
                            HECHT & ASSOCIATES, P.C.
                         11 EAST 26TH STREET, SUITE 1901
                               NEW YORK, NY 10010
                                 (212) 490-3232
            (Name, address and telephone number of agent for service)

                               ------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_| If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

Title of
Each Class of                    Proposed Maximum    Proposed Maximum      Amount of
Securities To    Amount To Be       Offering            Aggregate        Registration
Be Registered     Registered      Price Per Share   Offering Price(1)        Fee1
-------------------------------------------------------------------------------------
Common             303,350(2)        $2.00                $606,700             $72
-------------------------------------------------------------------------------------
Common              75,838(3)        $2.00                $151,675             $18
-------------------------------------------------------------------------------------
Common             371,250(4)        $5.00              $1,856,250            $219
-------------------------------------------------------------------------------------
Common             631,7355          $5.00              $3,158,675            $371
-------------------------------------------------------------------------------------
Common              250,000(6)       $5.00              $1,250,000            $147
-------------------------------------------------------------------------------------
Totals:           1,632,173           N/A               $7,023,300            $827
-------------------------------------------------------------------------------------


This Registration Statement shall also cover any additional shares of Common Stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(1) The aggregate offering price of shares of our Common Stock is estimated solely for purposes of calculating the registration fees, as determined in accordance with Rule 457.

(2) These shares of our Common Stock are subject to the Rescission Offer contained in this Registration Statement. The offering price is the price actually paid by the Shareholders receiving the Rescission Offer. Shareholders who are entitled to participate in the Rescission Offer, and elect to do so, are entitled to the return of the amount invested, plus interest from the date of purchase to 30 days from the effective date of the Registration Statement. See "The Rescission Offer."

(3) Represents 25% of the shares of our Common Stock that are subject to the Rescission Offer. Shareholders who elect not to accept the Rescission Offer will have 25% of the shares they own registered under this Registration Statement. This number represents the maximum number of shares subject to the Rescission Offer that may be registered, i.e., if none of the shareholders eligible to participate elect to participate.

(4) Represents 10% of the shares of our Common Stock beneficially owned by our officers and directors.

(5) Represents 25% of the shares of our Common Stock owned by all of our shareholders other than the Rescission Shareholders and our officers and directors.

(6) Represents shares registered to be available for issuance to public relations firms, consultants and members of our Board of Directors.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                                   PROSPECTUS
                            LORCOM TECHNOLOGIES, INC.
                        1,328,823 SHARES OF COMMON STOCK

         This prospectus relates to the sale of 1,078,823 shares of our Common Stock by the selling shareholders named in this prospectus and up to 250,000 shares that may be issued by us as compensation for services rendered by public-relations firms, other professional services firms, consultants and directors. The shares sold by the selling shareholders consist of 75,838 shares, representing 25% of the shares held by shareholders who are eligible to accept the Rescission Offer but decline to do so; 371,250 shares, representing 10% of all of the shares owned by our officers and directors; and 631,735 shares, representing 25% of the shares held by all shareholders other than the Rescission Shareholders and our officers and directors (referred to as"Selling Shareholders."). The group of shareholders eligible to accept the Rescission Offer will be referred to in this Prospectus as "Rescission Shareholders."


         We will not receive any of the proceeds from the sale of shares sold by either Rescission Shareholders or Selling Shareholders pursuant to this prospectus but we will receive the proceeds of sales of any of the 250,000 shares we are registering for original distribution. Nevertheless, we will bear all of the expenses incident to the registration of the shares. Any shares sold pursuant to this prospectus will be sold at various prices until such time as our Common Stock is quoted in the over-the-counter market, and then at prevailing market prices, at negotiated prices, or otherwise.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK; SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         There is currently no public market for the Common Stock. We will attempt to have the Common Stock quoted on the OTC Bulletin Board soon after the Registration Statement is effective. No trading symbol has yet been assigned.

         Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Neither we nor the Selling Shareholders may sell any shares until the Registration Statement is effective. The Rescission Shareholders may not sell their shares until 30 days after the Registration Statement is effective.

         IN CONSIDERING THE ACQUISITION OF COMMON STOCK DESCRIBED IN THIS PROSPECTUS, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF THE SALE OF ANY SHARES OF COMMON STOCK.

               The date of this prospectus is September 30, 2004.

                                TABLE OF CONTENTS

                                     PART I

Prospectus Summary............................................................5
Forward-Looking Statements ...................................................7
Risk Factors..................................................................8
The Rescission Offer.........................................................19
Determination of Offering Price..............................................24
Selling Shareholders.........................................................25
Use of Proceeds..............................................................32
Dilution.....................................................................32
Plan of Distribution.........................................................33
Legal Proceedings............................................................34
Directors, Executive Officers, Promoters and Control Persons.................34
         Officers and Directors..............................................34
         Executive Compensation..............................................36
         Security Ownership of Certain Beneficial Owners and Management......41
         Certain Relationships and Related Transactions......................42
Changes in and Disagreements with Accountants ...............................42
Interests of Named Experts and Counsel.......................................43
Disclosure of Commission Opinion on Indemnification..........................43
Description of Securities ...................................................43
Description of Business .....................................................44
         Acquisitions........................................................44
         Information Industry Background.....................................44
         History and Operations..............................................47
         International Operations............................................48
         Products and Services...............................................49
         Regulatory Matters..................................................52
         Marketing...........................................................55
         Reports to Security Holders.........................................56
Management's Discussion and Analysis.........................................56
Description of Property......................................................62
Market for Common Equity and Related Shareholder Matters.....................62
Financial Statements and Index...............................................64

                                     PART II
                    (Information not Required in Prospectus)

Indemnification of Directors and Officers....................................65
Other Expenses of Issuance and Distribution..................................65
Recent Sales of Unregistered Securities......................................66
Exhibit Index................................................................66
Undertakings.................................................................67
Signatures...................................................................68

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information that you should consider before either accepting the Rescission Offer or investing in the shares of Common Stock. You are urged to read this Prospectus in its entirety.

THE REGISTRANT

         Lorcom Technologies, Inc. (referred to as "we" or "us" throughout this Prospectus) is a Delaware corporation that provides "VOIP" services. VOIP means Voice Over Internet Protocol, and is a technology that uses the Internet to effect voice and data exchanges. Because it uses the Internet, VOIP technology does not need the physical infrastructure of the traditional, landline- and switch-based telephone networks. Furthermore, because VOIP services do not depend on those networks or the companies that control them, we can offer both local and long-distance telecommunications at a cost that is significantly lower than that of the large telecommunications companies, and without the recurring monthly charges that are unrelated to actual use. Furthermore, we can offer these savings to small and medium sized enterprises (SMEs) that the telecom giants do not consider their primary customers.

         We require a broadband Internet connection to provide our services. "Broadband" is an extremely high-speed frequency that carries various types of data in the data-exchange format known as Internet Protocol. The services that rely on these high-speed data transmissions, such as VOIP and video conferencing, are known as "IP-enabled" services. Another technology that complements our business is known as WiFi. WiFi uses high-speed signals to transmit and receive data over distances of a few hundred feet. It thereby provides wireless access to the Internet, both for permanent local networks and for portable devices. We expect that the recent growth in both broadband and WiFi will continue, and will contribute significantly to our own growth.

         Our experience as a provider of wholesale telecommunications services has provided us with both experience using VOIP (and related technologies) and contact with major companies in the telecommunications/data-exchange industry. We anticipate providing additional IP-enabled services, other than VOIP, in the future. We also intend to be a provider of broadband access itself, both through our own marketing efforts and by use of strategic alliances with carriers and other participants in the telecommunications industry. Our marketing efforts will be concentrated initially on local media and person-to-person efforts. See "Description of Business."

         We will not receive any of the proceeds from sales by either Rescission Shareholders or Selling Shareholders of shares offered under this prospectus. We will receive the proceeds from sales of any of the 250,000 shares we are registering for original distribution, although we anticipate that many, if not all, of those shares will be issued in exchange for services rendered, not for cash. See "Use of Proceeds."

THIS OFFERING

         We are offering up to1,328,823 shares of Common Stock, of which up to 1,078,823 may be sold by the Rescission Shareholders and the Selling Shareholders, and up to 250,000 may be sold by us, at prices to be determined from time to time. See "Determination of Offering Price." As of June 30, 2004 we had 5,680,438 shares issued and outstanding. If all of the shares offered under this prospectus were to be sold, and none of the shareholders entitled to participate in the Rescission Offer elect to do so, there would be 5,930,438 shares issued and outstanding, since only 250,000 of these shares are not currently issued and outstanding.

         There is no underwriter of the offering of the shares we are registering for original distribution. Furthermore, it is anticipated that many, if not all, of those shares will be offered as compensation for services rendered to us, in non-cash transactions. See "Use of Proceeds." Accordingly, we may sell for cash only a nominal amount of shares and receive only a minimal amount of proceeds. In addition, we may terminate the offering of these original distribution shares at any time before we have sold all 250,000 shares.

THE RESCISSION OFFER

         When we sold approximately 303,350 shares of our Common Stock from May 2003 to October 2003, for an aggregate of approximately $606,700, we may have violated the Securities Act of 1933 and the securities laws of some states. To eliminate as far as possible the uncertainty involving that offering, we are now making a Rescission Offer to the 61 investors in that offering (the "Rescission Offer"). We intend to keep the Rescission Offer open until 30 days after the effective date of this Registration Statement (the "Expiration Date").

         The shareholders who are entitled to participate in the Rescission Offer, and elect to do so, are entitled to the return of the amount each of them invested, plus interest from the date of purchase to the Expiration Date. Since Lorcom is a Delaware corporation, the rate of interest is 5% greater than the Federal Discount Rate (as reported in THE WALL STREET JOURNAL) on the effective date of the Registration Statement. On August 15, 2004 the Federal Discount Rate was 2.25%, meaning the interest rate payable on the purchase price for the Rescission Shares was 7.25%. The election to rescind must be RECEIVED by us within thirty (30) calendar days of the effective date of the Registration Statement.

         If you have sold your stock, we will pay you the difference between what you invested and the amount you received for your stock, plus interest under Delaware state law. You will have to tell us if you have sold your stock and what you received for it. We will attempt to confirm your information, and may ask for confirmation of what you tell us. You are not required to accept our offer. You may keep your stock, but we will not offer to buy your stock again. See "The Rescission Offer."

SUMMARY FINANCIAL INFORMATION

         This information was derived from the audited consolidated financial statements for the years ended September 30, 2003 and 2002, and unaudited consolidated financial statements for the nine months ended June 30, 2004 of Lorcom and subsidiaries, which financial statements are included elsewhere in this prospectus.

                                        LORCOM TECHNOLOGIES AND SUBSIDIARIES

                                           YEAR ENDED               NINE MONTHS
                                          SEPTEMBER 30                 ENDED
                                     2003              2002        JUNE 30, 2004
                                  ----------------------------------------------
Total Assets                      $ 1,833,650      $ 1,422,094      $ 1,828,214
Total Liabilities                     333,957          220,858          247,158
Shareholder's Equity                1,499,693        1,201,236        1,581,056

Total Revenue                       2,613,924        2,689,413        1,888,011
Net (Loss)                         (1,071,343)        (271,489)      (1,109,768)
Net (Loss) per share                    (0.22)           (0.05)           (0.20)


FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements," statements that relate to future events or future performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or the negatives of these terms, or by comparable terminology. All statements in this prospectus that address activities, events or developments that will or may occur in the future are forward-looking statements. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses we have made based on our perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. However, whether or not actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties, including the Rescission Offer, intense competition in the VOIP industry (including competition from much larger companies), the lack of a current public market for our Common Stock, our dependence on the continuing growth and acceptance of new technology, the uncertain regulatory climate surrounding our business, other specific risks discussed in the

Risk Factors section and other sections of this prospectus, general market and business conditions, and economic and political developments. Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments we anticipate will be realized.

                                  RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. In deciding whether you should keep your Rescission Shares, accept our offer for a cash refund plus interest, or invest in shares of our Common Stock, you should consider carefully the following information, together with the other information contained in this prospectus. If any of the following events actually occurs, our business, prospects, financial condition or results of operations would likely suffer. In that case, the market price of our Common Stock, if established, could decline, and you could lose all or part of your investment in our Common Stock.

THE RESCISSION OFFER MAY IMPAIR OUR ABILITY TO DO BUSINESS

         We are making an offer to some of our shareholders pursuant to which they can rescind their purchases of our shares and receive a refund of the purchase price, plus interest. See "The Rescission Offer." We have no way of knowing how many of the eligible shareholders will accept this offer, and, therefore, cannot determine how much we will have to pay them. Since we cannot foresee the amount, we cannot be certain we will have a sufficient amount of cash to make the payments, although we anticipate that we will. If we do not, we will have to borrow money. We cannot assure you that financing will be available to us on terms favorable to us, if at all. If we must pay more in the Rescission Offer than we anticipated, of if we must incur debt to finance such payments, it may impair our ability to implement our business plan, and either or both of such circumstances could materially adversely affect our business, prospects, results of operations or financial condition.

YOU MAY EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK
VALUE OF SHARES YOU PURCHASE

         The public offering price of the 250,000 shares we are registering for ourselves may be substantially higher than the book value per share of our outstanding Common Stock immediately after this offering, even though we do not anticipate offering many of those shares for cash. For example, if we sell all 250,000 of those shares at $5.00 per share, you would incur immediate dilution of $4.52, or 90% of your investment, in book value per share. For additional information on these calculations see "Dilution."

 LOSSES; ACCUMULATED DEFICIT

         For the nine-month period ended June 30, 2004, we incurred a net loss of $1,109,768, and for the year ended September 30, 2003, we incurred a net loss of $1,071,343. We expect that losses will continue for the foreseeable future. Our planned expenditures for the next 12 months can be expected to adversely affect our liquidity and profitability, inasmuch as most or all of such expenditures will be expensed as incurred. For the nine-month period ended June 30, 2004 and the fiscal year ended September 30, 2003, we had accumulated deficits of $2,829,005 and $1,719,237, respectively. We cannot assure you that we will achieve profitability. Although we believe that the proceeds from continuing operations will enable us to fund our operations for at least the next 12 months, we cannot assure you that such proceeds will be sufficient, or that we will have sufficient revenues after that period to fund our operations. If not, we will seek additional financing, with the attendant risks (described below in the Risk Factor titled " Failure to Secure Additional Financing"). Furthermore, our history of net losses and accumulated deficits may have a negative effect on the offering price (or the value in non-cash transactions) of the shares we are registering for initial distribution.

POTENTIAL FLUCTUATIONS IN RESULTS OF OPERATIONS

         Our operating results have varied on a quarterly basis during our operating history and may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. Factors that may affect our quarterly operating results include: (i) our ability to retain an active customer base, attract new customers who use VOIP and other IP-enabled services, and maintain customer satisfaction; (ii) price competition; (iii) the level of use of broadband Internet and IP-enabled services: (iv) the announcement or introduction of new services and products by us or our competitors; (v) the success of our brand building and marketing campaigns; (vi) increasing consumer confidence in and acceptance of broadband Internet and other technologies for Internet telephony; (vii) consumer confidence in the security of voice and data exchange over the Internet; (viii) our ability to upgrade and develop systems and technology to accommodate our anticipated growth; (ix) technical difficulties, blackouts or other power outages, or service interruptions; (x) the timing, cost and availability of advertising; (xi) the amount and timing of operating costs and capital expenditures relating to expansion of our business into a new area; and (xii) regulation by Federal or local government. In light of the foregoing factors and the emerging nature of the markets in which we compete, it is difficult for us to forecast our revenues or operating results accurately. The Company therefore believes that period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

NEW LINE OF BUSINESS

         The Company's proposed new line of services will be limited to VOIP. Because the profit margins from the transport business are narrowing, and our management foresees that losses in that line of business are likely to continue, we have undertaken a shift of focus, from transport to VOIP. Accordingly, our business will for the near future be susceptible to the risks and uncertainties that characterize a new line of business for any entity. Furthermore, we will be increasingly concentrated in the VOIP and IP-enabled line of services as we shift away from transport. If any of these services are unsuccessful, it will have a material adverse effect upon our business.

INTENSE COMPETITION

         The market for VOIP and other Internet-related services is new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the near future. We are much smaller than many of the companies already engaged in transmitting voice and data by VOIP. Although we have six years of experience working with these technologies, the entry of large enterprises into the market niche we intend to emphasize may generate aggressive pricing to obtain business, which will adversely affect our profit margins, as is the case in our transport business.

         We currently or potentially compete with a number of other companies. Our direct competitors include various traditional telecom companies, including AT&T, SBC Communications and Verizon, and a number of other, smaller service providers.

         We will sometimes be competing with firms that have substantially greater marketing, financial, technical and human resources. Many of our larger competitors bring to the marketplace good reputations, quality products, and reasonable prices. The established competitors will also have achieved a high level of brand recognition. Many competitors have similar if not identical services to those that we intend to sell, and they will be competing directly with us. Furthermore, the entrance of a new competitor may result in price reductions, reduced profit margins and/or increased difficulty in maintaining or increasing our market share. All of these factors will make it very difficult for us to sustain a financially viable business.

         As use of broadband Internet increases, other VOIP service companies may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well- established and well-financed companies (like, perhaps, the traditional telecom giants). Therefore, certain of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies, and devote substantially more resources to systems development. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions that could have a material adverse effect on our business, results of operations and financial condition. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling our competitors to offer a lower-cost service. Increased competition may result in reduced operating margins (as it has in the transport business), loss of market share and diminished value in our brand. We cannot assure you that we will be able to compete successfully against current and future competitors.

MANAGEMENT OF POTENTIAL GROWTH

         To manage any hoped-for growth of our operations and personnel, we may be required to improve existing systems and to implement new operational and financial systems. We may also have to refine procedures and controls, and expand and train our finance, administrative and operations staff. Further, we may be required to enter into relationships with various strategic partners, other IP-enabled-service providers, and other third parties necessary to our business. We cannot be certain that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations. Nor can we assure you that our management will be able to identify and exploit existing and potential strategic relationships and market opportunities. Our failure to manage growth effectively could have a material adverse effect on our business.

CURRENT LACK OF MARKETING STAFF

         Due to the changeover in emphasis from a bulk transporter to providing VOIP and IP- enabled services, we will be required to develop and maintain our own marketing and sales staff. Because of our limited capital and the announced entry of large telecom companies into this market, there is no assurance that we can develop and maintain the marketing and sales staff necessary to become an important or profitable participant in this market.

DEPENDENCE ON KEY PERSONNEL

         Our performance is substantially dependent on the continued services of senior management and other key personnel. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business. Our employment agreements with our key personnel expire in June 2005 and there are no "key person" life insurance policies. Our future success also depends on our ability to retain and motivate our officers and to hire or retain highly skilled technical, marketing and customer service personnel. Competition for experienced technical and marketing personnel is intense, and there can be no assurance that we will be able to successfully attract or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel would likely have a material adverse effect on our business, prospects, results of operations and financial condition.

FAILURE TO SECURE ADDITIONAL FINANCING

         Since this offering is almost entirely for the benefit of existing shareholders, it will not raise any significant new finances for our use. Nevertheless, we will very probably require additional financing to establish profitable operations. We can give you no assurance that such financing, if required, will be forthcoming, and even if additional financing is available, it may not be available on terms favorable to Lorcom. If the market price for our stock falls below a certain level, we may find it difficult or impossible to sell additional stock as a way to raise more money for our operations. The failure to secure needed additional financing will have a very serious effect on the Company's ability to survive.

CORPORATE GOVERNANCE

         Our offices were located one block from the World Trade Center in September 2001. Despite strenuous efforts, we have been unable to locate most of the records that were destroyed in the World Trade Center catastrophe and there are gaps in our history that will be extremely difficult, if not impossible, to fill. For example, a number of the documents relating to the private placements in 1998 and 1999 cannot be located, as well as all of the corporate minutes for the periods up to and including September 2001.

         Management has made diligent efforts to contact those people who it believes may possess some of these records or copies, including our former counsel. That counsel is no longer practicing law and has been of no assistance in helping locate or recreate the corporate minute book. The effect of these missing records is unclear, although certain possibilities are apparent. The missing records include authorizations for share issuances or other transactions which management is unable to document, other than through reconstruction of the Transfer Agent's records. Such authorizations, conclusively established by parties that sue or otherwise make claims against us, may result in dilution of the interests of current shareholders, or in liabilities or obligations of which we are unaware at this time. The missing records may also contain information about regulatory matters, including delinquencies in filings or inquiries from state or governmental agencies, which have not been responded to in a timely or proper fashion, or at all. The missing records may include information which may be relevant to the preparation of our financial statements, which information is therefore unavailable to our auditors. There may be material adverse effects on our business, financial condition or results of operations that arise from the unavailability of books and records due to the World Trade Center catastrophe, but we are not in a position to characterize or quantify such effects at this time.

CERTAIN CURRENT STOCKHOLDERS OWN A LARGE PORTION OF OUR VOTING
STOCK WHICH COULD INFLUENCE DECISIONS THAT WOULD ADVERSELY AFFECT
NEW INVESTORS

         Our officers and directors beneficially own or control approximately 60% of our outstanding common stock. These stockholders are able to effectively control matters requiring stockholder approval and thereby, our management and affairs. Matters that typically require stockholder approval include:

         o   election of directors;

         o   mergers or consolidations; and

         o   sales of all or substantially all of our assets.

         This concentration of ownership could delay or prevent another person or persons from acquiring control or causing a change in control, even if such change would increase the price of our common stock or the value of the company. Preventing a change in control in favorable circumstances may affect your ability to sell your securities at a higher price.

DIFFICULTY FOR LORCOM STOCKHOLDERS TO RESELL THEIR STOCK DUE TO A
LACK OF PUBLIC TRADING MARKET; DEPRESSED EQUITY MARKET FOR THE
SECURITIES OF TELECOMMUNICATIONS COMPANIES

         There is presently no public trading market for our common stock, and we cannot be at all certain that an active public trading market can be established or sustained in the foreseeable future. Lorcom intends to have our common stock quoted on the OTC Bulletin Board as soon as feasible; however, there can be no assurance that our shares will be quoted on the OTC Bulletin Board or that, once quoted, we will remain there for any particular length of time. Being quoted on the OTC Bulletin Board is no guarantee that an active public trading market will be established or maintained. Until there is an established trading market, our shareholders may find it difficult to sell their stock or to obtain accurate quotations for the price of their stock.


         Although VOIP and IP-enabled services are not currently regulated by the FCC, as a provider of VOIP and IP-enabled services, we may be perceived in the investment marketplace as a telecommunications company. As a result of the sudden decline of technology stocks after April 1, 2000, and especially telecommunications stocks, along with the accounting scandals of some of the large telecommunications enterprises, the stock of many small, innovative providers of information exchange and of telecommunications services has been depressed. Consequently, we cannot give any assurances that a meaningful market will develop for our stock or that the Selling Shareholders or Rescission Shareholders can sell their stock at a price equal to what they paid for it.

RULES GOVERNING LOW-PRICED STOCKS MAY EFFECT ABILITY TO RESELL SHARES:

         Our Common Stock will be considered a "penny stock" under Federal securities laws if our market price (after the date of effectiveness of the Registration Statement) is below $5.00 per share. Penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell or recommend the Company's shares to certain investors.

         Broker-dealers, unless exempt from the penny stock rules, who sell penny stock to certain types of investors are required to comply with the SEC's regulations concerning the transfer of penny stock. If an exemption is not available, these regulations require broker-dealers to: make a suitability determination prior to selling penny stock to the purchaser; receive the purchaser's written consent to the transaction before it is completed; and provide certain written disclosures to the purchaser. These rules may affect the willingness and ability of broker-dealers to make a market in or recommend our shares to their clients. In turn, this may make it very difficult for our shareholders to resell those shares in the public market.

DEVELOPING MARKET; DEPENDENCE ON CONTINUED GROWTH OF BROADBAND INTERNET ACCESS

         The market for voice communication over the Internet is a new and emerging market. Our anticipated revenues and profits from the SME market are almost entirely dependent upon the widespread acceptance and use of broadband Internet as a medium for voice and data exchange by consumers and businesses. Rapid growth in the use of broadband Internet is a recent phenomenon and there can be no assurance that this growth will continue, or that a sufficiently broad base of consumers will adopt broadband Internet as a method of information exchange. Demand and market acceptance for recently introduced services and products relating to the Internet are subject to a high level of uncertainty, including what areas will be profitable and whether profit margins in those areas can be maintained. Growth in our user base relies on attracting consumers who have historically used traditional means to communicate and to exchange data. For us to be successful, these consumers must accept and use novel ways of conducting business and exchanging information.

RISK OF CAPACITY CONSTRAINTS

         We seek to establish a large customer base that will generate a high volume of national and international VOIP calls and data transmissions. The satisfactory performance and reliability of our servers and network infrastructure are critical to our ability to attract and retain large numbers of customers and to maintain adequate customer service levels. Any system interruptions (including widespread power outages) that result in either the unavailability of our service, or reduced customer activity, would reduce the volume of VOIP calls and data transmissions that are completed and would affect our revenues. Interruptions of service would also diminish the attractiveness of our services, and could have a material adverse effect on our business. We were formerly located next to the World Trade Center and are now headquartered in Brooklyn.

RISK OF SYSTEM FAILURES

         Our success depends in large part on the efficient and uninterrupted operation of our computer and communications systems. With the exception of our WiFi antenna, substantially all of the components of these systems are currently located at the Company's leased facilities in lower Manhattan, in New York City. These systems are vulnerable to damage or interruption from fire, power loss, telecommunication failures, break-ins, sabotage, terrorism, vandalism and similar events. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of communication hardware and do not carry sufficient business interruption insurance to compensate us for losses that may occur. In the aftermath of the September 11, 2001 attacks, our premises are well guarded. Despite any precautions taken or planned, the occurrence of a natural disaster, act of terrorism or any other unanticipated problem at the Manhattan facility could result in interruptions in the our services. Any damage to or failure of our systems could result in reductions in, or terminations of, the services we provide, which could have a material adverse effect on our business, results of operations, and financial condition. In the case of frequent or persistent system failures, our reputation and name brand could be materially adversely affected.

         Although we have implemented certain network security measures, our servers are vulnerable to computer viruses, worms, electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete voice and data transmissions. Alleviating problems caused by unknown parties might require significant expenditures of capital and/or other resources. Either service interruptions or alleviation efforts could have a material adverse effect on our business, prospects, results of operations and financial condition.

RAPID TECHNOLOGICAL CHANGE; RISKS ASSOCIATED WITH NEW SERVICES,
FEATURES AND FUNCTIONS

         The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, frequent service and product enhancements, and changing customer demands. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the marketplace. Our failure to adapt to such changes would have a material adverse effect on our business and prospects, results of operations and financial condition. In addition, the widespread adoption of new IP-enabled networking or information-exchange technologies, or other technological changes, could require substantial expenditures by us to modify or adapt our services or hardware, which could have a material adverse effect on our business, results of operations and financial condition.

         We use internally developed systems for our services and transaction processing, including billing and collections processing. We must periodically enhance and improve these systems to accommodate the level of use of our services. Furthermore, in the future, we may add additional features and functionality to our services that would result in the need to develop, license or otherwise acquire additional technologies. Our inability to (i) integrate additional software and hardware, (ii) develop or upgrade our existing technology to accommodate increased traffic, or (iii) provide new features or functionality, may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality of the user's experience and delays in reporting accurate financial information. We cannot assure you that we will be able to effectively upgrade and expand our systems or technology in a timely manner, or to integrate any newly acquired technologies with our existing systems. Any inability to do so would have a material adverse effect on our business.

         We plan to expand our operations by developing new or complementary services or expanding the breadth of our services. Expansion may require significant additional expenses and/or allocations of resources that would strain our management, financial and operational resources. We cannot assure you that Lorcom will be able to expand our operations in a cost- effective or timely manner, or that any such efforts would maintain or increase overall market acceptance. The lack of market acceptance of such services or their inability to generate revenues sufficient to offset their cost could have a material adverse effect on our financial condition. Furthermore, any new business or service launched by us that is not favorably received by consumers could damage our reputation and diminish the value of our brand name.

OBSTACLES TO CONTINUED GROWTH OF WIFI

         According to market research by one of WiFi's major proponents, there are nearly two million potential hot spot locations in the US alone. Of these, less than 3% have been capitalized on, meaning not only that WiFi hotspots are few and far between, but that large-scale commitments of investment capital have been rare. Several factors continue to inhibit significant funding efforts, including: (i) the short range of WiFi transceivers, necessitating thousands of hotspot locations; (ii) the low profile of WiFi signals and equipment, neither of which is discernible unless the hotspot is advertised or the user actively searches for the signal; and (iii) the recent trend toward offering WiFi access as a free (and therefore non-profitmaking) adjunct to other businesses.

         Proliferation of WiFi will be further hampered as long as WiFi users are forced to maintain accounts with each of the hot spot operators they regularly use. One industry participant expects that, as hot spots proliferate, so will fragmentation, compounding this problem.

         We believe that, until there are solutions to the problems of scattered deployment, lack of commercial appeal, and fragmentation, the continued growth of WiFi use may be significantly hindered. See "Description of Business - Information Industry Background."

RISKS ASSOCIATED WITH BRAND DEVELOPMENT; LACK OF TRADEMARKS AND
PROPRIETARY RIGHTS

         We believe that continuing to strengthen our brand is critical to achieving widespread recognition and acceptance of us, particularly in light of the competitive nature of our market. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services. To promote our brand, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among users. Such increases may be difficult to achieve since none of the cash proceeds of this offering are payable to us. We cannot be certain that brand promotion activities will yield increased revenues or that any such revenues would offset the expenses incurred by us in building the Lorcom brand. Further, new users attracted to us may not continue to use our services. If we (i) fail to promote and maintain our brand, or (ii) incur substantial expenses in an attempt to promote and maintain our brand, or (iii) establish strategic relationships that fail to promote our brand or increase brand awareness, then our business and prospects, results of operations and financial condition would be materially adversely affected.

         We currently hold no trademarks on our services or rights in the technology we use, but we believe that we can develop our proposed services using currently available technology and the developing technology of Broadband and WiFi. However, there can be no assurance that our competitors, some of whom have substantially greater resources than we do, will not obtain trademarks or other proprietary rights that will restrict our ability to market and provide services. If any of them does, it could materially adversely affect our business and prospects, results of operations and financial condition.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

         We are not currently subject to direct federal, state or local regulation, and laws or regulations applicable to access to the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of broadband Internet and other IP- enabled services, especially VOIP, it is possible that laws and regulations may be adopted with respect to issues such as network reliability, 911 and E-911 availability, law enforcement agencies, accessibility for people with disabilities, and universal service. The adoption of any such laws or regulations might decrease the rate of growth of broadband Internet use, which in turn would decrease the demand for our services or increase our cost of doing business, or might in some other manner have a material adverse effect on our business and prospects, results of operations and financial condition. See "Description of Business - Regulatory Matters - The FCC."

         Also, the applicability to the Internet generally (i.e., not just to broadband Internet) of existing laws governing issues such as property ownership, taxation, and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet or of broadband, WiFi and related technologies. As a result, these laws do not contemplate or address the unique issues of the Internet and related technologies. In addition, numerous states, including the State of New York, in which our headquarters are located, have regulations regarding the manner in which a telecommunications business may be conducted and the method for determining what a "telecommunications company" is. We do not believe that such regulations, which were adopted prior to the advent of the Internet, should govern the operations of our business. However, the New York State Public Service Commission ("PSC") announced on May 15, 2004 that it has determined that Vonage Holdings Corporation ("Vonage"), which offers VOIP-technology telephone services, is a telephone corporation as defined by New York State law and therefore must obtain PSC authorization to provide telephone service. Although the PSC went to some length to emphasize that it desires to keep its regulatory action to a minimum, the PSC stated that it will, to the extent necessary, regulate VOIP services to "ensure that its [the PSC's] core public interest concerns, including public safety and network reliability, are met." The PSC also announced that it was initially limiting the effect of its decision, in order to allow Vonage "an opportunity to address the framework of the regulation" that the Commission might impose, and that it was deferring any regulatory requirements to permit Vonage to apply for the necessary authorization and to file rate schedules. On June 30, 2004 the United States District Court for the Southern District of New York announced that it would enjoin the PSC from regulating Vonage as a telecommunications carrier. The PSC has decided not to appeal this injunction, even though it prevents the PSC from asserting jurisdiction over Vonage, although there are no indications yet how the PSC will proceed beyond this point.

         We cannot assure you that the New York Public Service Commission will not reverse or materially alter its most recent decision, or that it will not attempt to subject Vonage, Lorcom and other VOIP companies to extensive regulation notwithstanding the District Court's ruling. Changes to existing laws or the passage of new laws intended to address either the PSC's concerns or the issues mentioned above could create uncertainty in the marketplace that could reduce demand for our services; furthermore, such changes might increase the cost of doing business as a result of litigation costs or increased service delivery costs or could, in some other unanticipated manner, have a material adverse effect on our business and prospects, results of operations and financial condition.

         In addition, because our services are accessible worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business and prospects, results of operations and financial condition.

                              THE RESCISSION OFFER

         When we sold approximately 303,350 shares of our Common Stock from May 2003 to October 2003, for an aggregate of approximately $606,700, we may have violated the Securities Act of 1933 and the securities laws of some states. To eliminate as far as possible the uncertainty involving that offering, we are now making a Rescission Offer to the 61 investors in that offering (the "Rescission Offer").We intend to keep the Rescission Offer open until 30 days after the Effective Date of the Registration Statement (the "Expiration Date").

         The shareholders who are entitled to participate in the Rescission Offer, and elect to do so, are entitled to the return of the amount each of them invested, plus interest from the date of purchase to the Expiration Date. Since Lorcom is a Delaware corporation, the rate of interest is 5% greater than the Federal Discount Rate (as reported in THE WALL STREET JOURNAL) on the effective date of the Registration Statement. On August 15, 2004 the Federal Discount Rate was 2.25%, meaning the interest rate payable on the purchase price for the Rescission Shares was 7.25%. The election to rescind must be RECEIVED by us within thirty (30) calendar days of the effective date of the Registration Statement.

         If you accept our offer, your decision is final and cannot be changed. Your decision must cover all of your Rescission Shares; you cannot get a refund for some and keep the rest. If you ask for a refund of your investment, your decision will be irrevocable and cannot be withdrawn. If you no longer own Rescission Shares, you have the right to be paid the difference between what you originally invested and what you received when you sold or disposed of your shares, plus interest on the amount of your original total investment. You have the right to keep your Rescission Shares and not be paid anything for your Rescission Shares. If you decide to keep your Rescission Shares, your decision will be irrevocable.

         If you accept our offer, we must RECEIVE your letter of transmittal and your stock certificate (if you still own any stock) by the Expiration Date. Your letter of transmittal and your stock certificate must be returned to our Transfer Agent, Computershare Trust Company. The Transfer Agent will tell us how much stock is being returned and we will pay the cash directly. If we do not receive these documents from you, we will assume you want to keep your stock. If you want to keep your stock, please so indicate in your letter of transmittal and send it to us. Our Transfer Agent's address is: 350 Indiana Street, Suite 800, Golden, CO 80401.

         The disclosure in this prospectus is intended to provide holders of the Rescission Shares with the protections and information required by the Securities Act, and the rules and regulations issued under the Securities Act, in connection with the investment decisions to be made. This Rescission Offer is not an admission by the Company that we did not comply with the registration or disclosure requirements of applicable federal and state securities laws.

         You should be aware that if you reject the Rescission Offer and retain your Rescission Shares, you will be required to hold them in accordance with their terms. We intend to repay all holders of Rescission Shares who accept the Rescission Offer shortly after the Rescission Offer is completed.

         Under federal and state securities laws, our failure to register the Rescission Shares according to the registration requirements of the Securities Act and state registration requirements exposes us to liability. Holders of the Rescission Shares have the right to recover the price paid for their Rescission Shares, plus interest, reduced by any income received on or from the Rescission Shares.

         The table below summarizes some of the information regarding the original investments in the Rescission Shares and shows how we calculated the number of Rescission Shares involved in this Rescission Offer:


   DATE PAID             AMOUNT        SHARES
                          PAID
-------------------------------------------------
   07/24/03            50,000.00       25,000
   05/22/03            10,000.00        5,000
   06/17/03            15,000.00        7,500
   06/24/03            90,000.00       45,000
   05/16/03             5,000.00        2,500
   06/30/03            10,000.00        5,000
   05/19/03             6,000.00        3,000
   07/21/03             4,000.00        2,000
   07/02/03            20,000.00       10,000
   07/30/03            14,000.00        7,000
   07/22/03             2,000.00        1,000
   08/11/03             9,000.00        4,500
   08/14/03             5,000.00        2,500
   08/19/03            10,000.00        5,000
   10/08/03            10,000.00        5,000
   10/08/03            10,000.00        5,000
   01/19/04               400.00          200
   08/08/03             2,000.00        1,000
   08/08/03            10,000.00        5,000
   08/08/03             4,000.00        2,000
   08/11/03             4,000.00        2,000
   08/11/03             5,000.00        2,500
   08/11/03             6,000.00        3,000
   08/11/03             3,300.00        1,650
   08/12/03             2,000.00        1,000
   08/13/03             2,000.00        1,000
   08/13/03             2,000.00        1,000
   08/13/03             5,000.00        2,500
   08/13/03             4,000.00        2,000
   08/14/03             4,000.00        2,000
   08/14/03             2,000.00        1,000
   08/15/03             4,000.00        2,000
   08/15/03             2,000.00        1,000
   08/15/03             2,000.00        1,000
   08/20/03             2,000.00        1,000
   08/20/03             4,000.00        2,000
   08/22/03             5,000.00        2,500
   08/25/03             2,000.00        1,000
   08/25/03             2,000.00        1,000
   08/25/03            10,000.00        5,000
   08/26/03            10,000.00        5,000
   08/27/03             7,000.00        3,500
   08/27/03             4,000.00        2,000
   08/28/03             4,000.00        2,000
   08/28/03             2,000.00        1,000
   08/29/03            10,000.00        5,000
   08/13/03             2,000.00        1,000
   09/02/03             2,000.00        1,000
   09/02/03            10,000.00        5,000
   09/03/03             6,000.00        3,000
   08/28/03             2,000.00        1,000
   08/28/03             2,000.00        1,000
   09/19/03             4,000.00        2,000
   09/23/03             2,000.00        1,000
   09/24/03             2,000.00        1,000
   07/14/03            80,000.00       40,000
   09/16/03             4,000.00        2,000
   09/18/03             5,000.00        2,500
   09/26/03            20,000.00       10,000
   09/24/03            60,000.00       30,000
   09/30/03            10,000.00        5,000

SECURITIES ACT OF 1933

         In general, Section 5 of the Securities Act of 1933, as amended (the "1933 Act") requires all offers and sales of securities in interstate commerce in the United States to be registered with the SEC. Any offer and/or sale of securities is presumed to be a "public offering" which must be registered under section five unless the issuer of the securities claims an exemption from the registration requirements. Among the exemptions from section five registration are the exemptions provided by section 3(b) of the 1933 Act, section 4(2) of the 1933 Act, and SEC Rules 504, 505 and 506 (the "private placement" exemptions), all of such Rules being promulgated under the 1933 Act. The issuer always has the burden of proof that it has complied with the conditions to the availability of an exemption for each of its claimed exempt offerings. If the transactions are not registered, and the issuer cannot sustain the burden of showing how it complied with the conditions to one of the 1933 Act exemptions, the offer and sale of such securities have been in violation of the provisions of the 1933 Act.

         The principal remedy for violations of section 5 is to permit investors in an offering to sue for a refund of what was paid for the securities, plus interest. This remedy is only available within one year of the later of the investment transaction or the date of delivery of certificates for the securities. None of the investors who bought the Rescission Shares have told us they intend to sue us to get their money bank, under either federal or state laws.

         Based on the foregoing facts and legal considerations, we believe that we may have sold the Rescission Shares in violation of the registration requirements of the 1933 Act. Therefore, we believe we may have an aggregate liability of up to $606,700 (the original investment excluding interest); this amount will change as interest accrues at the Delaware state law rate.

PURPOSE OF THIS RESCISSION OFFER

         We make this Rescission Offer to eliminate the financial and legal uncertainty surrounding the financing from the sale of the Rescission Shares. Until it is eliminated, whether by paying back all the money or having the investors decide to keep the Rescission Shares, there will be financial uncertainty. If we need more equity or debt financing in the future, potential sources of the financing will need to know where the funds are going to be allocated. Paying off contingent liabilities that mature into legal claims is usually not acceptable to new investors as a use of their funds. Also, until it is eliminated, there is legal uncertainty because we could be involved in court proceedings to force a refund of the invested money. This kind of legal uncertainty impacts potential sources of financing we might need in the future, and also would be expensive to defend in the courts and take up management's time to the detriment of running our business.

         Therefore, with this prospectus we offer you a refund of your money, plus interest at the rate in effect in Delaware. If you accept the offer, you will be paid cash for your investment and you will return your stock certificate to us; if you no longer own some or all of the shares, you will be paid the difference between what you sold them for and what you invested to buy those shares, in both cases including interest on the whole original invested amount. You will have to tell us if you've sold your stock, and what you received for it. We will attempt to confirm your information, and may ask for confirmation of what you tell us. If you tell us you have decided to keep your shares or if we do not hear from you (receive your executed and completed letter of transmittal and stock certificate) by the Expiration Date of this offer, you will be barred from filing any claims against us under the 1933 Act.

SOURCES OF FUNDS TO PAY THE RESCISSION OFFER AND THE IMPACT ON OUTSTANDING SECURITIES

         We expect that we will have sufficient cash or cash equivalents on hand to make the necessary payments if we have to buy back all of the Rescission Shares. There are no loan agreements or other restrictions on our ability to pay cash in this Rescission Offer. Also, we are incorporated under Delaware law. Under Delaware law, we are allowed to buy back stock if after payments to you, we will be able to pay our debts as they become due in the usual course of business, and our total assets will be more than our total liabilities.

         Shareholders who elect to rescind must notify us within thirty (30) calendar days of the effective date of the Registration Statement. We have registered hereby 25% of the shares owned by those eligible to participate in the Rescission Offer, so that those who do NOT accept the offer will have 25% of their shares registered for sale in the open market. We can give you no assurance that shares sold in the open market will be sold at a price equal to or in excess of the amount to which you are entitled if you elect to rescind.

         At June 30, 2004, there were 5,680,438 shares of Common Stock issued and outstanding, including 303,350 shares subject to the Rescission Offer. If all eligible shareholders accept the Rescission Offer, we will have to purchase 303,350 shares of Common Stock (which will be retired and canceled), and then there would be 5,377,088 shares of Common Stock issued and outstanding.

                         DETERMINATION OF OFFERING PRICE

THE RESCISSION OFFER

         The offering prices stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of Common Stock offered in this prospectus. The offering price of $2.00 per share for the Rescission Shares is based on the original per share investment price. This offering price is not related to any stock market prices for our stock because we are not presently trading on any markets. Instead, this offering price has been determined with reference to your potential legal rights to a refund of your investment plus interest. You should note that when we sold you the original Rescission Shares, we established the original offering prices of those shares by taking into account our internal estimates of the business we then expected to generate over a period of several years, and other factors. However, our offering prices did not bear any relationship to our assets, book value, or net worth or any other generally accepted criteria of value. The offering price for the Rescission Shares should not be considered to be an indication of their actual value or to be related to the potential market price for our stock.

SELLING SHAREHOLDERS

         The shares being registered herein to be sold by the Selling Shareholders will not be sold by us and are therefore being sold at the market price as of the date of sale, or such other price as may be negotiated in a private sale.

ORIGINAL DISTRIBUTION

         The shares to be offered by us in exchange for services will be exchanged at the then- current market rate. These rates may not be related to any stock market prices for our Common Stock because we are not presently trading on any markets and may not be trading when shares are exchanged. Our stock is not quoted on any recognized quotations medium, nor is there any public market for our stock.

         No investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price for the shares.

                              SELLING SHAREHOLDERS

         This prospectus relates to the sale of 1,078,823 shares of our Common Stock by the Selling Shareholders named in this prospectus and up to 250,000 shares that may be issued by us as compensation for services rendered by public-relations firms, other professional services firms, consultants and directors. The shares sold by the Selling Shareholders consist of 75,838 shares, representing 25% of the shares held by shareholders who are eligible to accept the Rescission Offer but decline to do so; 371,250 shares, representing 10% of all of the shares owned by our officers and directors; and 631,735 shares, representing 25% of the shares held by all shareholders other than the Rescission Shareholders and our officers and directors.

         The names, numbers of shares, and other pertinent information regarding the Selling Shareholders are set forth in the following table:


                                                                      % OF COMMON STOCK OWNED
      REGISTERED NAME                      COMMON          25%         BEFORE         AFTER
                                           SHARES       OF SHARES    OFFERING(1)    OFFERING(1)
-----------------------------------------------------------------------------------------------
DANIEL R ACHIN                            3,000.00         750.00
JOHN C ADAMS & MARJORIE C ADAMS           2,500.00         625.00
MARCUS C ADAMS                            1,000.00         250.00
MELCHIORE ALGERI & FRANCES ALGERI         1,000.00         250.00
ROGER ALLEN                              12,500.00       3,125.00
BARBARA APSEY                               200.00          50.00
ABRAHAM AREEPHANTHU                       2,500.00         625.00
MARC ARNIOTES                             5,000.00       1,250.00
LARRY A BACH                              8,000.00       2,000.00
LARRY BACH & SUSAN A BACH                 3,500.00         875.00
ARTHUR R BALDWIN                          5,000.00       1,250.00
ARTHUR R BALDWIN TTEE                    12,000.00       3,000.00
LLOYD M BALDWIN REV TRUST                17,500.00       4,375.00
LLOYD M BALDWIN TRUST                    32,500.00       8,125.00
ALBERT BARNHARD                           1,000.00         250.00
DOUGLAS L BARTLEY &
  RUTH K BARTLEY TTEES                   29,500.00       7,375.00
LOUIS T BASCOY                            5,000.00       1,250.00
R A BENVENUTO                             1,500.00         375.00
MARK R BERENSON                          20,000.00       5,000.00
MICHAEL S BERTELLI                      100,000.00      25,000.00
JOHN W BOETTCHER                          2,500.00         625.00
JOHN W BOETTCHER &
  DARLENE K BOETTCHER                     2,500.00         625.00
DOROTHY R BOGARDUS                        2,500.00         625.00
DAVID M BRABB                             3,500.00         875.00







                                      -23-


                                                                      % OF COMMON STOCK OWNED
      REGISTERED NAME                      COMMON          25%         BEFORE         AFTER
                                           SHARES       OF SHARES    OFFERING(1)    OFFERING(1)
-----------------------------------------------------------------------------------------------

RICHARD G BRAITHWAITE &
  FRANCENA BRAITHWAITE                    6,500.00       1,625.00
FRANK BRENTON                            23,334.00       5,833.50
A B BRIMLEY                               1,000.00         250.00
THEODORE S BROWN TTEE                    10,000.00       2,500.00
RONALD J BRUCIATI &
  JEANETTE M BRUCIATI                     2,500.00         625.00
JOHN C BURNETT                            5,000.00       1,250.00
VICTOR CARINI                             1,000.00         250.00
G L CARTER & WANDA CARTER                 2,000.00         500.00
MICHAEL CEPETTELLI                        1,000.00         250.00
BEE CHAPMAN                               2,000.00         500.00
MUHAMMAD Q CHOUDRY                        3,000.00         750.00
NANCY C CHROMEY                           3,000.00         750.00
GERARD J COUGHLIN                        11,500.00       2,875.00
J DAVID CRAIG & JOAN E DURHAM             5,000.00       1,250.00
JOHN CRAIG                               26,429.00       6,607.25
JOHN D CRAIG & NAOME CRAIG                5,000.00       1,250.00
KENNETH M CROSS                           3,000.00         750.00
THOMAS A CROWELL                          2,000.00         500.00
PAUL DANIELL & ERICA DANIELL             24,334.00       6,083.00
RAYMOND L DANIELL                        70,000.00      17,500.00
DONALD B DARBY                           10,000.00       2,500.00
CHESTER DAUGHERTY & JAMES DAUGHERTY       1,000.00         250.00
ROBERT DEAN                               5,000.00       1,250.00
HAROLD J DEBRAY                           5,000.00       1,250.00
MARK S DECKER                             1,000.00         250.00
JOHN DEDYO                                2,000.00         500.00
CHESTER J DEREK                          10,000.00       2,500.00
CHESTER J DEREK TTEE                     20,000.00       5,000.00
GERARD DESAPIO                            2,500.00         625.00
BLISS A DIAMOND                           5,000.00       1,250.00
D M VENTURES INC                        100,000.00      25,000.00
HENRY DOIBAN                          2,900,000.00     290,000.00       51(2)          46(2)
MYRON E ERDMAN                            1,500.00         375.00
JOHN L ERNST                              2,500.00         625.00
KATHLEEN S ESSIG                          5,000.00       1,250.00
ETF SERVICES                             12,500.00       3,125.00
BENJAMIN EVANS                            5,000.00       1,250.00
WILLIAM R EVANS                           5,000.00       1,250.00


















                                      -24-

                                                                      % OF COMMON STOCK OWNED
      REGISTERED NAME                      COMMON          25%         BEFORE         AFTER
                                           SHARES       OF SHARES    OFFERING(1)    OFFERING(1)
-----------------------------------------------------------------------------------------------

EZ MARKETING GROUP                        20,000.00      5,000.00
PHILIP FADER                               2,500.00        625.00
MARK E FAUBERT TTEE                        8,300.00      2,075.00
JACK FIEDLER                              10,000.00      2,500.00
DANIEL J FIFAREK                          50,000.00     12,500.00
BENJAMIN FISHER                            6,000.00      1,500.00
FLASH INC                                  5,000.00      1,250.00
RUDOLPH V FOY                              1,250.00        312.50
KEITH A FRANZ                             10,000.00      2,500.00
LEE S FRIBERG                              2,000.00        500.00
BRIAN D GALUSKA                           27,500.00      6,875.00
VINCE S GARROD & JANE W GARROD             2,000.00        500.00
GARRY IZRAELEWICZ                          1,000.00        250.00
NORMAN H GILES                            10,000.00      2,500.00
R C GILLETTE                               2,000.00        500.00
REECE GOODRICH                             2,500.00        625.00
PAUL W GOSE                                1,000.00        250.00
STUART D GREENBERG                        20,000.00      5,000.00
STUART GREENBERG                           2,500.00        625.00
LEONARD GRENKOWICZ                        10,000.00      2,500.00
GLENN J GRIEVE POA NANCY L BAKER           2,000.00        500.00
WILLIAM J GROME & LUCILLE E GROME          1,000.00        250.00
ROBERT G GROSSER SR                        1,000.00        250.00
KEVIN J HAAR & PAMELA M HAAR              52,500.00     13,125.00
DENIS G HAFER                             17,000.00      4,250.00
STANLEY HAM                                4,000.00      1,000.00
HAMER FAMILY TR                            5,000.00      1,250.00
BARTY H HAMM                               2,500.00        625.00
GUY W HARTSIG                              1,000.00        250.00
WENDELL J HATLAND                          1,000.00        250.00
PAUL V HAYES                               1,500.00        375.00
JOHN J HEALY JR                            6,667.00      1,666.75
KATHY HEALY                                5,000.00      1,250.00
HERBERT HECHT                             38,334.00      9,583.50
WILLIAM R HELTON                           2,500.00        625.00
ROBERT P HENNIG                           12,500.00      3,125.00
THOMAS E HICKS                             1,000.00        250.00
PAUL HILL                                  1,000.00        250.00















                                      -25-


                                                                      % OF COMMON STOCK OWNED
      REGISTERED NAME                      COMMON          25%         BEFORE         AFTER
                                           SHARES       OF SHARES    OFFERING(1)    OFFERING(1)
-----------------------------------------------------------------------------------------------
WILLIAM HINSDALE                          5,000.00       1,250.00
HAROLD F HIRT                             5,800.00       1,450.00
RONALD S HITZKE                           2,500.00         625.00
SHEPHERD M HOLCOMBE                      25,000.00       6,250.00
SUSANNAH P HOWELL & ALBERT A HOWELL       1,000.00         250.00
STEPHEN HYLANT                            2,500.00         625.00
DARRELL INGRAM                            1,000.00         250.00
DAVID C INGRAM                            5,840.00       1,460.00
JOSEPH JACKSON                           23,334.00       5,833.50
BENNETT JOHNSON                           2,500.00         625.00
ROBERT JOHNSON                            1,000.00         250.00
IRWIN M KANASKI                           5,000.00       1,250.00
RICHARD L KELLER                          3,500.00         875.00
WILLIAM A KERRIGAN &
  ALYS A KERRIGAN TTEES                  60,000.00      15,000.00
NICOLAS KHOURY                            1,000.00         250.00
KAREN KIMBLE & BRETT ROLLOW               1,000.00         250.00
GEORGE KINDLER & ELIZABETH I KINDLER      1,800.00         450.00
WILLIAM KINGSLEY                         19,500.00       4,875.00
HAROLD KNUEPPEL                           2,500.00         625.00
RICHARD KRAHN                             7,500.00       1,875.00
NORMAN G KRAYEM                           9,166.00       2,291.50
FRANK R KUHN                             15,000.00       3,750.00
FRANK R KUHN TTEE                         7,500.00       1,875.00
VIOLET LAACK                             32,000.00       8,000.00
ROBERT LANDIS                             2,500.00         625.00
DAVID A LANE                              2,500.00         625.00
AUDREY LAWRENCE                           2,500.00         625.00
JACK A LEACH                             15,900.00       3,975.00
THE LEACH FAMILY REVOCABLE TRUST          2,500.00         625.00
JACK LERCH                                1,000.00         250.00
EDWIN W LIGHTCAP                          6,000.00       1,500.00
LOUISE LIPKIN                            50,000.00      12,500.00
FRANK E LITTLE                           15,000.00       3,750.00
CONRAD H LUBS & RUTH E LUBS TTEES         5,000.00       1,250.00
GEORGE H LYDDANE                          2,000.00         500.00
HAROLD G MAASS                           35,000.00       8,750.00
CHARLES S MACK                            1,000.00         250.00
STANLEY MAJCHER                          12,500.00       3,125.00



















                                      -26-

                                                                      % OF COMMON STOCK OWNED
      REGISTERED NAME                      COMMON          25%         BEFORE         AFTER
                                           SHARES       OF SHARES    OFFERING(1)    OFFERING(1)
-----------------------------------------------------------------------------------------------

ROBERT H MAJECKI                            2,500.00       625.00
TERRENCE D MALLOY                           2,000.00       500.00
WILLIAM L MATTICS & BEVERLY B MATTICS       1,000.00       250.00
ROBERT MCKENNA                             20,900.00     5,225.00
ANDREW R MCKILLOP                          10,000.00     2,500.00
LLOYD A MCLEAN & LINDA M MCLEAN             2,500.00       625.00
LLOYD MCLEAN                                5,000.00     1,250.00
ALFRED D MCMANUS III                        2,500.00       625.00
CLINTON E MERRITT                           2,500.00       625.00
FREDERICK A MERZ                            6,000.00     1,500.00
PETER G MIKA                               20,000.00     5,000.00
CHARLES J MILLER & LAURETTE V MORAN         5,000.00     1,250.00
JOEL MILLER                                 1,000.00       250.00
KEVIN MILLER                               10,000.00     2,500.00
FRANK J MORAN                               2,500.00       625.00
MELVIN S MULLIKIN                           2,000.00       500.00
CHARLES G NEMETH                            1,000.00       250.00
OURI NEWMAN                                 5,000.00     1,250.00
ROY L NICHOLS                               1,000.00       250.00
GERALD OBERER & ELLEN S OBERER              2,500.00       625.00
CRAIG O'MARA                                5,000.00     1,250.00
JOSEPH J O'NEILL                            6,500.00     1,625.00
JOSEPH J O'NEILL LIVING TRUST              10,000.00     2,500.00
PETER E PALM                               10,000.00     2,500.00
ROBERT E PASSLER & NATALIE F PASSLER        2,000.00       500.00
EDWARD & ANNA PASTORE TRUST                 2,000.00       500.00
EDWARD A PASTORE                           10,000.00     2,500.00
LEO J PAUL REVOCABLE TRUST                  3,300.00       825.00
RICHARD T PERLICK & MILAN R PERLIK          1,000.00       250.00
JAMES L PERRY & CHRIS P PERRY               1,000.00       250.00
SEVERIN H PETERSON JR                      10,000.00     2,500.00
LESLIE PICKUS                               1,000.00       250.00
HAROLD A POLING                           500,000.00   125,000.00      8.8            6.6
JERRY J POPELKA & TODD A POPELKA            2,500.00       625.00
WILLIS PRICHARD                             5,000.00     1,250.00
MYRON RADOWYCH                              3,500.00       875.00
JAMES E REED                               17,000.00     4,250.00
ALON REGEV                                  1,000.00       250.00















                                      -27-


                                                                      % OF COMMON STOCK OWNED
      REGISTERED NAME                      COMMON          25%         BEFORE         AFTER
                                           SHARES       OF SHARES    OFFERING(1)    OFFERING(1)
-----------------------------------------------------------------------------------------------


RON RIDER                                 11,000.00      2,750.00
GEORGE W RIDGE                            12,000.00      3,000.00
LA VERN J RIPPLEY                          2,000.00        500.00
THOMAS S ROBINSON & MOLLY D ROBINSON       5,000.00      1,250.00
JIMMY ROGERS                              20,000.00      5,000.00
JOSEPH ROIG                                4,500.00      1,125.00
RAYMOND A RONCARI                         10,000.00      2,500.00
SCOTT RONDO                                7,500.00      1,875.00
ROBERT ROSENTHAL                          10,000.00      2,500.00
SACHS FAMILY TRUST                         4,500.00      1,125.00
STANLEY SALMI                              5,900.00      1,475.00
JOHN SANACORE                              5,000.00      1,250.00
ASMUND SANDEEN & BERTHA SANDEEN            2,500.00        625.00
ROBERT B SAUTTER                           4,000.00      1,000.00
EUGENE LEONARD SAVONEN TTEE                1,000.00        250.00
F WILLIAM SCHARP & BARBARA J SCHARP        2,500.00        625.00
SANFORD SCHEMAN                            1,000.00        250.00
DON SCHOMERS                              25,000.00      6,250.00
PAUL SCIARRINO                            47,000.00     11,750.00
HENRY A SETARO                             5,000.00      1,250.00
JAMES T SHAPLAND                           2,000.00        500.00
ROBERT A SHAYA                             3,000.00        750.00
ROY L SHELTON TRUST                       20,000.00      5,000.00
M S SHEPARD                                6,000.00      1,500.00
ALBERT C SHORE                             1,000.00        250.00
KARL G SMERGUT                             1,000.00        250.00
MICHAEL A SMITH                            5,000.00      1,250.00
PETER B SMITH                              1,000.00        250.00
WENDELL J SMITH & CHRISTINE M SMITH        2,500.00        625.00
WALTER A J SMOLINSKI                       5,000.00      1,250.00
WILLIAM E SMYSER                           4,000.00      1,000.00
SPATACUS HOLDINGS                          2,500.00        625.00
JEFFREY SPECHLER                           2,500.00        625.00
DAVID L SPECKMAN                           5,000.00      1,250.00
SCOTT SPORER                               2,000.00        500.00
TIMOTHY W STARR                            1,000.00        250.00
FRANK STEFANSKI                            1,650.00        412.50
MARK H STENBERG                            5,000.00      1,250.00













                                      -28-

                                                                      % OF COMMON STOCK OWNED
      REGISTERED NAME                      COMMON          25%         BEFORE         AFTER
                                           SHARES       OF SHARES    OFFERING(1)    OFFERING(1)
-----------------------------------------------------------------------------------------------

KEITH STOBIE                               21,000.00     5,250.00
VIRGIL STOMBERG                             1,000.00       250.00
JOHN S STORM                                5,000.00     1,250.00
ROBERT W STREETT TTEE                      30,000.00     7,500.00
TIM SULLIVAN                                1,000.00       250.00
JOHN J SUWINSKI & NOELLA M SUWINSKI        10,000.00     2,500.00
JOHN SUWINSKI                              15,000.00     3,750.00
JAMES E TRAPP                              20,000.00     5,000.00
JAMES E TRAPP JR                           10,000.00     2,500.00
ROBERT KYLE TRENT                           2,500.00       625.00
ORIEN TULP                                  1,000.00       250.00
ANDREW VANDERZEE                            4,000.00     1,000.00
WENDELL JOSEPH VANSANT                      1,000.00       250.00
DAVID D VARNEY                             10,000.00     2,500.00
DAVID D VARNEY & ROSEMARY L VARNEY          2,500.00       625.00
DAVID D VARNEY &
  ROSEMARY L VARNEY TRUST                  20,000.00     5,000.00
DONALD W VERNON & CAROL S VERNON            1,000.00       250.00
PHILIP VERSACE                              1,000.00       250.00
PAUL W VISSER                               7,000.00     1,750.00
BRUCE WALBRIDGE                             3,000.00       750.00
MICHAEL E WALTERS                           5,000.00     1,250.00
KENNETH WARK JR                             7,500.00     1,875.00
KENNETH WARK JR TTEE                        5,000.00     1,250.00
KENNETH WARK JR TTEE                        5,000.00     1,250.00
WBB INVESTMENT LLC                          5,000.00     1,250.00
NORM WEDGLE                                 1,000.00       250.00
THOMAS J WENZEL                             1,000.00       250.00
R SEAN WHEELER                              1,000.00       250.00
GLENN WHITE & ALISON BOND                   5,000.00     1,250.00
ROBERT L WHITING TRUST                      2,500.00       625.00
TARRY J WINFREY                             2,500.00       625.00
DON A WITTLER TTEE                          5,000.00     1,250.00
JOSEPH C YAGER                              1,000.00       250.00
ROBERT YECKLEY                              5,000.00     1,250.00
CASIMER ZAREMBA                            20,000.00     5,000.00

(1) UNLESS OTHERWISE NOTED, NONE OF THE SELLING SECURITY HOLDERS WILL OWN MORE THAN 1% OF THE COMMON STOCK EITHER BEFORE OR AFTER THE OFFERING.

(2) BEFORE GIVING EFFECT TO THE ANTI-DILUTION PROVISIONS OF MR. DOIBAN'S EMPLOYMENT AGREEMENT, APPLICABLE TO THE 250,000 SHARES REGISTERED FOR ORIGINAL ISSUANCE; SUCH PROVISIONS TERMINATE UPON THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

THE FOREGOING TABLE EXCLUDES 420,000 SHARES HELD BY DANE SMITH, A FORMER EMPLOYEE. LORCOM DISPUTES MR. SMITH'S OWNERSHIP OF THESE SHARES ON THE BASIS THAT HE FAILED TO GIVE ADEQUATE CONSIDERATION FOR SUCH SHARES.

         NONE OF THE SELLING SHAREHOLDERS, OTHER THAN MR. DOIBAN AND MR. POLING (WHO WAS A DIRECTOR FOR ONE YEAR), HAS HAD ANY POSITION, OFFICE, OR OTHER MATERIAL RELATIONSHIP WITH LORCOM WITHIN THE LAST THREE YEARS.


                                 USE OF PROCEEDS

         The Company does not realize any proceeds from the resale of any of the shares registered under this Registration Statement, sold by the Selling Shareholders, the officers and directors, or the Rescission Shareholders. We will, however, receive services in exchange for the shares that we offer to service providers. To the extent, if any, that we sell shares of our Common Stock for cash, the proceeds will be used for working capital.

                                    DILUTION

         Purchasers of Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value per share of Common Stock ("net book value"). Dilution is the amount by which the price paid by purchasers of Common Stock will exceed the net book value after the offering. The net tangible book value is determined by subtracting total liabilities from the total tangible assets and dividing the difference by the number of shares of Common Stock deemed to be outstanding on the date the net tangible book value is determined.

         As of June 30, 2004 we have 5,680,438 shares of Common Stock issued and outstanding with a net tangible book value of $1,412,672 or $.249 per share.

                              PLAN OF DISTRIBUTION

         Both the Selling Shareholders and the Rescission Shareholders may sell their stock directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at such prices as they may agree upon, until such time (if any) as the Common Stock is quoted in the over-the-counter market. Thereafter, sales may be made (i) at market prices prevailing at the time of sale, (ii) at prices related to such prevailing market prices, (iii) at negotiated prices or (iv) at fixed prices, which may be changed. These parties may distribute the stock in one or more of the following methods:

         (a)      ordinary brokers' transactions;

         (b) transactions involving cross or block trades or otherwise on the open market;

         (c) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

         (d) "at the market" to or through market makers or into an existing market for the Common Stock;

         (e) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; or

         (f) any combination of the above, or by any other legally available means.

         Brokers, dealers, underwriters or agents participating in the distribution of the Common Stock may receive compensation in the form of discounts, concessions or commissions from the sellers of Common Stock for whom they act (which compensation as to a particular broker-dealer may be in excess of customary commissions). We do not anticipate using any brokers, dealers, underwriters or other agents in connection with the exchange or distribution of the shares we are registering for ourselves.

         Each of the Selling Shareholders, and any broker-dealers acting in connection with the sale of the Common Stock by this prospectus, may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act. Therefore, any commissions or profits realized by such parties on the resale of Common Stock as principals, may be deemed underwriting compensation under the Securities Act. Neither we nor the sellers can presently estimate the amount of such compensation. We do not know of any existing arrangements between the Selling Shareholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Stock.

         Selling Shareholders, and any other persons participating in a distribution of our Common Stock will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

         Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

         We cannot assure you that the Selling Shareholders and/or the Rescission Shareholders will sell any of their shares of Common Stock.

                                LEGAL PROCEEDINGS

         We are involved in several litigations that are in the preliminary stages, in which indeterminate amounts are sought. After review and discussion of these matters with our litigation counsel, we believe that we have meritorious defenses and we intend to vigorously defend against each of these matters. However, it is not feasible to predict or determine the final outcome of any of these matters at the present time. Our management does not believe that a finding of liability against the Company in these matters, singly or in the aggregate, will have a material adverse effect on us.


         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS

OFFICERS AND DIRECTORS

The officers and directors of the Company, and further information concerning them, are as follows:

NAME                     AGE         POSITION
----                     ---         --------

Henry Doiban             33         Chief Executive Officer and Director

Jason Mohr               29         Chief Technology Officer and Director

Vadim Khaselev           30         Controller and Vice President of Operations

Douglas L. Bartley       85         Director

HENRY DOIBAN is the founder of the Company and has served as Chief Executive Officer and a Director of the Company since 1997. From 1994 to 1996, Mr. Doiban was employed by Trans- Atlantic Trading, an international consulting firm specializing in the export of American-made products to Eastern European markets. Under Mr. Doiban's management, the Company's revenues substantially improved. From 1996 to 1997, Mr. Doiban was an independent consultant to V&W Trading corporation, an import/export firm specializing in heavy industrial machinery serving the Ukraine and Eastern Europe. Mr. Doiban was responsible for increasing productivity and attracting new outside investors to the company. In 1996, Mr. Doiban was appointed to the Board of Directors of a hotel and entertainment complex, Casablanca in Croatia, located on the island of Bol. Mr. Doiban earned a Bachelors of Science degree in Economics with a minor in accounting from SUNY, Oneonta in 1994.

JASON MOHR has been the Chief Technology Officer of the Company since 2001 and became a director in October 2004. Prior to his employment with the Company, Mr. Mohr was a Technical Engineer of CPDI in Vancouver, Washington from 1999 to 2001. From 1997 to 1999, Mr. Mohr was a Systems Support Technician for Computerized Bookmaking Systems in Las Vegas, Nevada. From 1992 to 1996, Mr. Mohr was in the U.S. Army in Ft. Irwin, California and worked in the area of Electro-Mechanical Technical Support.

VADIM KHASELEV joined the Company as the Executive Vice President of Operations in 1998. From 1993 to 1998, Mr. Khaselev was employed by Brig's Tours, Inc. and managed tour operations for a fleet of luxury motor coaches servicing over 50 tour companies in New York, New Jersey and Connecticut.

DOUGLAS L. BARTLEY joined the Company as a Director in July, 2003. Mr. Bartley was employed by the H.J. Heinz company for 27 years. The first part of his career was that of Human Resource Director for their two largest manufacturing plants. For the last eight years with the company he was the plant manager of three different manufacturing plants and VP of Operations for the Heinz Company of Brazil. Mr. Bartley was a Professor of Management (13 years) teaching in the graduate program of the University of Texas Pan American and Troy State University. He rounded out his career by working part-time for nine years for two agencies, partially funded by the U.S. Government, assisting companies which had been under the control of the Soviet Union to transfer in how to manage a business under the free enterprise system. On these assignments he worked with 35 different companies in 19 different nations. He has published two textbooks on management topics, one printed in English and Chinese, and the other in English, Chinese, Spanish and Russian.

         Directors of the Company serve until the next annual meeting of stockholders of the Company and until their successors are elected and duly qualified. Officers of the Company will be appointed annually by the Board of Directors and serve at the discretion of the Board. The Company has in place employment agreements with Henry Doiban, Vadim Khaselev and Jason Mohr.

         There are no persons nominated to become future directors of the Company. There are no persons chosen to become Executive Officers not currently serving as such.

FAMILY RELATIONSHIPS

         There are no family relationships among the Directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         During the past five years, no Director or Executive Officer of the Company has:

         (1) been general partner or executive officer of a business at the time a bankruptcy petition was filed by or against it, or within two years prior to that time;

         (2) been convicted in a criminal proceeding, nor is any currently subject to a pending criminal proceeding;

         (3) been subject to an order, judgment or decree of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

         (4) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table provides information relating to compensation for the fiscal years ended September 30, 2004, 2003 and 2002, for our Chief Executive Officer, and compensation payable to the other highly compensated executive officer whose total salary and bonus (as determined pursuant to SEC rules) exceeded $100,000 (determined by reference to fiscal 2004)(collectively, the "Named Executive Officers"). The amounts shown include compensation for services in all capacities provided to us. Neither of the Named Executive Officers received long-term compensation for any of such years (as defined in Regulation S-B).

NAME AND                                                OTHER ANNUAL  RESTRICTED
PRINCIPAL                                             COMPENSATION ($)  STOCK
POSITION                   ANNUAL COMPENSATION                          AWARDS
                      YEAR     SALARY ($)   BONUS ($)                     ($)
--------------------------------------------------------------------------------
Henry Doiban, CEO     2002       35,000      -0-         -0-             -0-
                      2003       54,400      -0-         -0-             -0-
                      2004      104,000      -0-         -0-             -0-(1)
--------------------------------------------------------------------------------
Jason Mohr, Chief     2002         -0-       -0-         -0-             -0-
Technology Officer    2003         -0-       -0-         -0-         125,000(2)
                      2004      104,000      -0-         -0-         500,000(2)
--------------------------------------------------------------------------------

(1) An indeterminate number of shares of Common Stock is issuable to our Chief Executive Officer, Henry Doiban, pursuant to the Employment Agreement between Mr. Doiban and us. The anti-dilution provisions in that agreement entitle Mr. Doiban to purchase a number of shares sufficient to maintain an ownership percentage of 51%. Currently, Mr. Doiban owns more than 51%. The anti-dilution rights terminate upon the effectiveness of the Registration Statement.

(2) Represents the value of 62,500 shares in 2003 and 250,000 shares in 2004 (cumulatively) issuable to Mr. Mohr pursuant to his Employment Agreement, which shares had vested as of September 30, 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
(INDIVIDUAL GRANTS)


                                    PERCENT OF
                                    TOTAL
                 NUMBER OF          OPTIONS/SAR'S
                 SECURITIES         GRANTED TO
                 UNDERLYING         EMPLOYEES IN        EXERCISE OR
                 OPTIONS/SAR'S      YEAR ENDED          BASE PRICE    EXPIRATION
NAME             GRANTED (#)        SEPT. 30, 2004      ($/SH)           DATE
--------------------------------------------------------------------------------
Henry Doiban         -0-                 N/A               N/A          N/A
Jason Mohr           -0-                 N/A               N/A          N/A

         There were no exercises of options or SARs in any of the last three fiscal years, nor are there any unexercised options or SARs, since none have been granted.

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         Each of the named executive officers has entered into an Employment Agreement with the Company (individually, the "Agreement"). The Agreement terminates automatically in the event of the named executive officer's death, permanent disability or conviction of a felony. "Permanent Disability" means the inability to perform services for four consecutive months or an aggregate of six months in any 12 consecutive months. The Agreement also terminates upon written notice to the named executive officers in the event of : (1) his failure or refusal to perform reasonable directives consistent with the scope and nature of his duties; (2) any gross or willful misconduct resulting in loss to the Company; or (3) conviction of a felony. Either party may terminate the Agreement on 90 days' written notice to the other.

         Termination pursuant to death or disability entitles the named executive officer to receive all compensation and benefits through the date of termination. Termination resulting from a felony conviction entitles him to receive only his base salary to the date of termination. If the Agreement is terminated by the named executive officer after the first six-month period, the named executive officer is entitled to receive his base salary through the date of termination, and, in Mr. Mohr's case, any shares of Common Stock that have vested as of the termination date. If the Agreement is terminated by Lorcom without cause at any time following the second six- month period, the named executive officer is entitled to receive all compensation and benefits for three months following the date of termination.

         There are no change-in-control provisions in these agreements or otherwise in place.

COMPENSATION OF DIRECTORS - STANDARD ARRANGEMENTS

         Pursuant to resolutions passed by our Board of Directors on July 15, 2003, each outside director, who is not an employee or consultant to the Company, is entitled to the following compensation:

         Annual Fee:                    None

         Each Board of Directors        Reasonable out-of-pocket expenses
         meeting attended:

         Each Board of Directors        None
         Committee meeting attended:

         Stock Options:                 All Directors of the Company are
                                        entitled to receive compensation in the
                                        form of options to purchase up to 5,000
                                        shares of our Common Stock for each
                                        quarter of service. Each option entitles the holder to purchase one (1) share of the Company's Common Stock at a price per share not less than the price per share in the most recent sale of shares of Common Stock. However, no director shall be entitled to accumulate, in the aggregate, total options exceeding five percent (5%) of the issued and outstanding shares of the Company on a fully- diluted basis solely from his/her compensation as a Director.

EMPLOYMENT AGREEMENTS

         Under a 2 year agreement that expires June 30, 2005 (the "Employment Agreement"), Mr. Doiban is employed as our Chief Executive Officer. His duties include exercising management responsibility over all of our business and operational activities, directing and coordinating all business and operational activities of all Lorcom divisions, and conferring with the Board of Directors to recommend priorities and goals for wireless communications. The Employment Agreement provides that Mr. Doiban's compensation is $104,000 per year plus a discretionary bonus, and reimbursement of reasonable out-of-pocket expenses. In addition, Mr. Doiban, who currently owns 49% of our outstanding Common Stock, is given the right to purchase a number of shares of Common Stock sufficient to maintain his ownership percentage of the Company at 51% on a fully diluted basis, until the Company has an effective Registration Statement. The purchase price is to be determined by the board, but in no event shall it be greater than the lowest purchase price paid by any shareholder during the term of the Employment Agreement.

         Pursuant to the Employment Agreement, Mr. Doiban is to devote his full time and attention to our business and is not to engage in any conflicting business activity without the prior consent of the board.

         The Agreement also provides that all information exchanged between the parties is to be considered confidential and proprietary information, and is not to be used or disclosed without the express written consent of the party providing such information. During the term of the Agreement and for 24 months thereafter, Mr. Doiban must refrain from engaging in any business that directly competes with Lorcom, refrain from soliciting current or former contacts, and refrain from disclosing customer lists, trade secrets and other confidential information. Mr. Doiban further agrees, for 24 months from the expiration of the Agreement, to not solicit employees or consultants including any person who is exclusively occupied as an employee or a consultant of ours as of July 1, 2003 or during the six months preceding July 1, 2003. The Agreement entitles us to obtain injunctive relief in the face of any violation of these provisions.

         Mr. Doiban must assign to us any inventions or discoveries which he makes as a result of his employment with us and which are reasonably related to our business.

         The Agreement terminates automatically in the event of Mr. Doiban's death, permanent disability or conviction of a felony. The Agreement also terminates upon written notice to Mr. Doiban in the event of: (1) his failure or refusal to perform reasonable directives consistent with the scope and nature of his duties; (2) any gross or willful misconduct resulting in a loss to us; or
(3) conviction of a felony. In addition, either party may terminate on 90 days' written notice to the other.

         Termination of the Agreement pursuant to Mr. Doiban's death or disability entitles him to receive all compensation and benefits through the date of termination. Termination resulting from a felony conviction entitles him to receive his base salary to the date of termination. If the Agreement is terminated by us without cause at any time following the first year, Mr. Doiban is entitled to receive all compensation and benefits provided for in the Agreement for three months following the date of termination.

         By an Employment Agreement that expires on June 30, 2005, Jason Mohr is employed as our Chief Technology Officer. His duties include systems design and analysis, evaluation and installation of vendor software, development of project plans and implementation of information systems. Mr. Mohr's compensation is $104,000 per year, plus a discretionary bonus, and reimbursement of reasonable out-of-pocket expenses. In addition, upon completion of the term of the agreement, we will issue to Mr. Mohr 500,000 restricted shares of Common Stock, which vest in monthly allotments during the term of the agreement. If the agreement is terminated for any reason other than for cause, Mr. Mohr is entitled to receive the number of shares vested through the date of termination; if it is terminated for cause, he will not receive any shares. Under certain circumstances, we have the right to call those shares at $.05 per share.

         Other than the foregoing provisions, the terms of Mr. Mohr's Employment Agreement are substantially identical to those of Mr. Doiban.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following is a table detailing the shares owned by (a) Lorcom's Directors and Executive Officers (including shares beneficially owned), and (b) each person known to us to own beneficially more than 5% of the Company's Common Stock, in each case as of September 30, 2004. This table excludes 420,000 shares owned by Dane Smith, a former employee of Lorcom and the only current shareholder, other than the one included in the table, who owns 5% or more of our Common Stock who is not an officer or director. Lorcom disputes the ownership of these shares on the basis that Mr. Smith failed to give adequate consideration for such shares.


TITLE OF        NAME AND ADDRESS OF BENEFICIAL OWNER      AMOUNT AND           PERCENT
CLASS                                                     NATURE OF            OF CLASS
                                                          BENEFICIAL
                                                          OWNERSHIP
------------------------------------------------------------------------------------------
Common          Henry Doiban, CEO, COO, Director          2,825,000(1)         49.51
                8517 Fourth Avenue
                Brooklyn, NY 11209
------------------------------------------------------------------------------------------
Common          Harold Poling (Beneficial Owner)          525,000(2)           9.2
                4775 South Chipping Glen
                Bloomfield Hills, MI 48302
------------------------------------------------------------------------------------------
Common          James Kridel, Esq., Director              25,000(3)            0*
                1035 Route 46 East
                Clifton, NJ 07013
------------------------------------------------------------------------------------------
Common          Douglas Bartley                           54,500(3)            0*
                1314 Cynthia Drive
                Edinburgh, TX 78539
------------------------------------------------------------------------------------------
Common          Jason Mohr, CTO and Director              312,500(4)           5.21
                07 SE 110th Avenue
                Vancouver, WA 98664
------------------------------------------------------------------------------------------
Common          All Directors and Officers as a Group     3,742,000(1)(2)(3)  61.42
------------------------------------------------------------------------------------------

*       Represents less than 1% of the issued and outstanding shares.

(1) Excludes an indeterminate number of shares of Common Stock issuable to Mr. Doiban pursuant to the anti-dilution provisions of his Employment Agreement with us. Pursuant to that Agreement, Mr. Doiban is entitled to purchase a number of shares sufficient to maintain an ownership percentage of at least 51%. The anti-dilution provisions are terminated upon the effectiveness of the Registration Statement. Includes options to purchase 25,000 shares of Common Stock, issued as compensation for services rendered as a director, all of which options are currently exercisable.

(2) Includes options to purchase 25,000 shares of Common Stock, issued as compensation for services rendered as a director of the Company, all of which options are currently exercisable. Mr. Poling resigned as a director on October 11, 2004.

(3) Includes options to purchase 25,000 shares of Common Stock, issued as compensation for services rendered as a director of the Company, all of which options are currently exercisable. Mr. Kridel resigned as a director on October 11, 2004.

(4) Represents shares issuable as of September 30, 2004, pursuant to an Employment Agreement effective July 1, 2003. Pursuant to that Agreement, Mr. Mohr is entitled to 500,000 shares of Common Stock upon the completion of the term of the Agreement (June 30, 2005), with the ownership of such shares vesting at the rate of 20,833.33 shares per month. Under certain circumstances, the shares that have vested prior to completion of the term may nonetheless be issuable to Mr. Mohr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We paid approximately $28,500 for consulting fees to related parties during the fiscal year ended September 30, 2002 but had no such arrangements during our most recent fiscal year or in the interim period since then.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURES

         Our financial statements included in this Registration Statement have been audited by Spicer Jeffries, LLP, Greenwood Village, Colorado, independent certified public accountants, for the periods set forth in their reports thereon, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                             SECURITIES LIABILITIES

         As permitted by Delaware statutes, the Company may indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted in bad faith or in a manner not believed to be in the best interests of the corporation. See "Indemnification of Directors and Officers" in Part II of this Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. As currently constituted, Lorcom's By-Laws do not obligate the Company to indemnify its directors, officers, agents and employees to the fullest extent authorized under Delaware Law. However, it is not unlikely that, in order to attract and retain additional experienced, well- qualified directors and officers, the By-Laws will be amended to include indemnification provisions.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Lorcom's Articles of Incorporation authorize the issuance of 20,000,000 shares of Common Stock of $.0001 par value. Each record holder of Common Stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

         Holders of outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Lorcom's Common Stock are issued, the relative interest of then existing stockholders would be diluted.


                             DESCRIPTION OF BUSINESS

         Lorcom was incorporated in Delaware on October 16, 1998. We are positioned to expand our VOIP and VOIP-related services and are in the process of reducing our dependence on transport services, all as described more particularly below. According to a study released in June 2004 by IDC, an intelligence and advisory firm in the IT and telecommunications industries, business use of IP telephony is growing at the rate of 71% per year. We will, either directly or through our wholly owned foreign subsidiaries, provide VOIP, other IP-related services and, in a gradually decreasing operation, telephone transport services both in the U. S. and abroad. Our target will be small- to medium-sized entities ("SMEs") who have at least four telephone lines.

ACQUISITIONS

         Since January 2002 we have completed three acquisitions that, although not material in terms of the amounts paid, are very significant in terms of our business plan. These acquisitions are described in detail below under "Lorcom's International Operations."

INFORMATION INDUSTRY BACKGROUND

         The 1997 Economic Census, conducted by the U.S. Census Bureau, found that business establishments engaged primarily in the furnishing of telephone voice and data communications, or the leasing and reselling of telephone lines or other methods of telephone transmission, as a group generated over $217 billion in revenue and employed about 850,000 people. VOIP and VOIP-related services are expected to play a major role in transforming what was formerly the telecommunications business into the information-exchange industry.

         The process of delivering voice communications using the Internet is known as both Internet Telephony ("IT") and, more commonly, VOIP (Voice Over Internet Protocol). The basic difference between VOIP and a traditional phone call is that the latter travels over a dedicated line to a central-office switch that then routes the call over the phone network to its destination. Each call has its own circuit. VOIP calls, by contrast, travel over the Internet in "packets" of data - just like e-mail and Web pages - that are broken apart and reassembled by computers at each end of the call. Some VOIP services use only high-speed DSL, cable and wireless networks; others send packets over the Internet which are then converted for transmission on conventional telephone networks. Our management believes that that hybrid service (Internet/conventional) and wireless networks will be the two most common kinds of VOIP services.

         To a significant extent, the continued growth of VOIP usage is tied to the growth of certain other technologies. Chief among these is broadband, an advanced telecommunications and services capability. Broadband frequencies are capable of carrying varying kinds of data at extremely high speeds via the universally accepted Internet Protocol. The services that rely on these high-speed data transmissions, such as VOIP and video conferencing, are known as "IP- enabled" services.

         As broadband facilities have proliferated, communications services and networks have increasingly taken advantage of the efficiencies associated with translating data into IP packets running over the same network infrastructures. A number of businesses are already relying heavily on IP-based applications to facilitate both internal and external communications. The increasing deployment of broadband facilities has prompted the development of services and applications; these services and applications provide broader functionality and greater user choices, at prices competitive to those of the same services provided over the public switched telephone network ("PSTN"). The Federal Communications Commission ("FCC") has concluded that the development of such services is likely to prompt yet additional deployment, which in turn will prompt further development. This cyclical process may challenge the central role that legacy technologies have played in American communications for over 100 years. According to industry data compiled by the FCC, PSTN interstate access minutes have declined significantly in recent years; industry watchers expect VOIP to hasten the decline.

         Broadband technology, capable of bringing IP-enabled services to the public, has been deployed across various platforms, including local exchange carriers (i.e., local telephone companies), direct broadcast satellite, and wireless service providers. Among the most popular broadband services is Internet access. Broadband Internet access is usually referred to as "high-speed access," and is distinguished from "dial-up" or narrowband access, which uses the same physical, circuit-switched infrastructure that telephone customers use to place traditional circuit- switched phone calls. Although broadband services as a whole are relatively new, there has been dramatic growth in both the demand and provision of these services in the last few years. We expect that this growth will continue for at least the next year or two, and that the rate of growth may very well increase.

         At the same time, another technology, known as "WiFi," is also expected to continue the rapid growth rate it has experienced in the last two years. WiFi is a technology that uses high- frequency radio signals to transmit and receive data over distances of a few hundred feet. As such, it enables wireless access to the Internet, both for permanent local networks (such as an office) and for portable devices such as laptop computers and PDAs. The current WiFi manufacturing standard (802.11g), adopted by the Institute of Electrical and Electronics Engineers in an industry-wide attempt to achieve uniformity, is expected to become the standard for home, office and LANs. It enables the prioritizing of data packets to improve the quality of streaming media, including VOIP and video conferencing. The single WiFi standard ensures that dozens of kinds of devices, made by dozens of equipment manufacturers, will operate with each other.

         A WiFi access point - typically known as a "hot spot" - covers an area of 100 to 500 feet, generally, and provides high-speed Internet access. In the past several years, hundreds of small, new companies have been setting up WiFi hot spots in book stores, airports and other public spaces. Hot spot operators install WiFi access points and then sell high speed wireless Internet access for a fee. In the last two years, major wireless telephone carriers have also entered the business, including T-Mobile (which is building hot spots in Starbucks cafes and Borders book stores, among other places), Verizon Wireless and SBC Communications.

         Initially, hot-spot companies anticipated profits generated by the fees to be charged for high-speed Internet access. More recently, however, small, independent hot-spot operators that are engaged primarily in other businesses - hotel operators, book store owners and cafe owners, for example - are using WiFi hot spots as a method for attracting customers by offering free Internet access. Their success has caused some of the major telecom corporations, including Verizon Wireless and AT&T, to either scale back or abandon plans to engage in the WiFi business.

         Lorcom has not, and does not intend to, rely on fees from WiFi hot spot operation as a material source of revenues. Our perception of WiFi is that it is a technology that facilitates the use of VOIP and therefore, will expand some potential customers' access to our services; although important, it is not essential to our focus on providing comprehensive VOIP services to SMEs. In spite of the developments discussed in the immediately preceding paragraph, we believe that in the next few years hundreds, if not thousands, of WiFi hot spots will appear in areas that are either densely populated or heavily trafficked.

         Although the continued deployment of WiFi services will encounter significant obstacles (see "Risk Factors"), we believe that WiFi will rapidly become the wireless networking standard for all service providers (like Lorcom) and users. Since we already have several years' experience providing VOIP services, we believe we are uniquely well-positioned to capitalize on the growth of broadband and WiFi technologies in obtaining and servicing clients.

LORCOM'S HISTORY AND OPERATIONS

         We have been providing VOIP services for five years. Although initially the Company's focus was on the resale of national and international long-distance minutes as a transporter, more recently the emphasis has shifted to providing VOIP telephony directly to SMEs. As our customer base expands, we intend to diversify the products and services we offer, to include ISP and IP-enabled services. As of September 15, 2004, we had eight employees, all of whom were full-time.

         Starting in 1999, we generated revenues primarily through the reselling of wholesale international minutes, a business known as "transport." Profits are made in the transport industry when capacity on telecommunications systems is bought at wholesale prices and either (a) resold to carriers at slightly higher wholesale prices, or (b) resold to "retail" customers, i.e., end-users, including cell-phone and calling card customers. The Company's presence in Argentina, Uruguay and formerly in certain Middle Eastern countries, enabled it to engage profitably in this business for several years. The international companies with which Lorcom dealt in the transport business included Compass Global and Qwest. As we grew in the transport business, we branched out into related fields, including the calling card business. These operations consisted of calling cards targeted to specific destinations, and the manufacture of calling cards for third parties who would label them under their own brands.

         For several years, the profit margins for both the domestic and international transport businesses were reasonable, and additional revenues from the calling card operations were generated. We entered into industry standard agreements with numerous carriers, attempting in each case to maximize our margins by finding the carrier with the best rates to a particular city or region. As the field became more crowded, however, competition lead to ever smaller margins, to the point where the profit margin for the domestic wholesale business has virtually disappeared, while international margins range only from 5% to 15%. More recently, even more competition from telecommunications giants like Verizon, AT&T and Sprint has lead to further decreases in profit margins and market share. The competition from such large enterprises, plus the advent of widely available access to broadband Internet, caused us to re-analyze our long- range plans, with the resulting shift of emphasis from transport to VOIP.

         Customers' easy access to broadband Internet allows us to work directly with the originating customer, eliminating the need for us to work with wholesale carriers and for the customer to work with PSTNs, the traditional phone service. As broadband access increases, so does the potential customer base for VOIP.

         The savings that Lorcom's VOIP service offers accrue directly to the customer. First, if the customer chooses to use VOIP exclusively, it can completely eliminate its need for lines that are connected to the legacy network, thereby also eliminating the monthly fees, taxes and surcharges imposed on those lines. We estimate that the savings on a 4-line Internet telephony solution equal approximately 50% of the monthly local phone company charges to that business. Second, the calling rates themselves will be lower than those charged by the traditional phone companies: international calls will carry rates measured in pennies per minute. In both cases there is a cumulative effect to the savings: the more lines a company needs and the more minutes it uses, the more it saves by using VOIP technology.

         In most cases Lorcom will install a VOIP solution simply by placing a router between the existing phone system and the Internet connection. This allows Lorcom to offer multiple lines for billing purposes without the traditional overhead cost of line-by-line charges. (See "Products and Services," below.) Our VOIP system allows calls to be completed both office-to-office and externally, with external calls being transported via broadband to our lower-Manhattan facility. There, the calls are passed through our routers and server farm to various carriers for completion.

         Economies are also achieved in matters of installation and configuration. Installation is usually a matter of one call to the Company's offices in Brooklyn, New York, with a service call thereafter. The service call involves either installation of VOIP equipment or, in cases where employees have been added or rearranged (or both), reconfiguring the VOIP connections to suit management's design. Unlike the large scale construction projects that often accompany the relocation of telephone lines, VOIP connections are merely installed on the Internet access connection once those are in place. In some cases, installation of additional lines will not even require a physical visit by our technicians. When broadband access is complemented by WiFi, the process is even easier since there are no cables to rearrange.

LORCOM'S INTERNATIONAL OPERATIONS

         We established a presence in South America through the acquisition of a 40% interest in a holding company that, in turn, obtained 100% ownership of two operating subsidiaries.

ITOLUR S.A.

         On July 12, 2002, the parties signed a Letter of Intent by which the 40% interest in Itolur was bought for $70,000. The terms of the purchase included our right to elect one of the three Directors on the Board of Directors. By Itolur's subsequent purchase of Call Solutions, S.A. and Donimar, S.A., Itolur obtained the right to engage in the national and international long-distance communications business in Argentina and Uruguay.

CALL SOLUTIONS

         On July 17, 2002, Itolur purchased all of the capital stock of Call Solutions S.A., an Argentinian corporation. Call Solutions' sole asset is its right, pursuant to license from the Argentinian government, to operate a national and international long-distance communications business in Argentina. The purchase price was US$24,000. For the nine-month period ended June 30, 2004, Call Solutions had a net loss of $3,489 on revenues of $57,689.

DONIMAR S.A.

         On August 22, 2002 Itolur bought all the shares of Donimar S.A., a Uruguayan corporation, for US$8,000 plus a $35,000 payment to a third party as reimbursement of the fees it had paid to obtain the Uruguayan telecommunications license on behalf of Donimar. For the fiscal year ended September 30, 2003, Donimar had no revenues; for the nine-month period ended June 30, 2004, Dominar had a net loss of $2,074 on revenues of $ 3,190. The agreement was amended on November 6, 2002 to reflect an increase in the purchase price to US$9,500.


EUROPE

         IDC reported on June 28, 2004 that the Central and Eastern European broadband market more than doubled last year and is expected to grow by more than 75% this year. We have established offices in England and Denmark, and have already been licensed to operate in Germany. These steps have been taken as the groundwork for providing services in Europe. Although the separate subsidiaries have been formally established, additional funding will be needed to start actual operations. We are hopeful that regulatory applications and business strategies executed through the British and Danish subsidiaries will expedite obtaining the necessary approvals to do business in various European countries.

PRODUCTS AND SERVICES

VPASS

         Vpass(R) is our one-wire solution for all voice and data needs. Vpass(R) customers receive digital-quality voice transmissions and high-speed data services through an integrated internet connection, independent of any local phone company. Vpass's flexible design supports all types of networks, including frame, cable, DSL, satellite and wireless networks. The high degree of flexibility allows each individual customer to use Lorcom's services in conjunction with its own ISP and its own kind of network. In addition, in establishments where relocating offices and reshuffling facilities is commonplace, rather than having to install a new phone or possibly even rewire for add-ins, moves and changes, employees can just plug a VOIP phone into a network jack, or just log on from their PCs using software at the new location. Vpass(R) is the first service designed specifically for SMEs, our target market segment, and has been offered since the beginning of 2004.

         Vpass(R) confers additional savings if the customer's existing telecom-staffing requirements are significant, because the reduced complexity and size of the converged network requires fewer personnel. Furthermore, we expect that Vpass will serve as an introduction to both additional services, such as e-fax, and additional markets, such as European markets.

         Using VOIP also confers the additional benefit of heightened security. VOIP "scrambles" every conversation into data packets, significantly increasing the complexity of interception. Additional available methods such as Virtual Private Networks and data encryption can make reassembly nearly impossible. Between VOIP's built-in "scrambling" and these additional security measures, inter-office calls can be made with high security as standard procedure, not as an option.

ISP SERVICES

         We fully expect the growth of broadband Internet access to continue in the near future. Broadband's increasing penetration of the Internet Service Provider (ISP) market benefits Lorcom in two ways: (i) it increases the customer base available for VOIP; and (ii) it provides an opportunity for us to become an ISP.

         Lorcom's internet network consists of the hardware we own and the multiple access service providers with which we have contracted. Having our own network and multiple contractual relations allows us to do several things that will make our ISP services appealing to SMEs:

         - avoiding "bottlenecks:" since our services are not dependent on one particular provider, a single provider that experiences an outage or other difficulty will not cause loss of services to our customers. Other providers' services will be available.

         - complete solutions: with the combination of our internet access and worldwide transport capability, SMEs need not establish connections with worldwide carriers; we can do it for them, with our ability to terminate a call anywhere in the world.

         - bundled services: our co-location services in lower Manhattan, in conjunction with our network, enable a customer to rent rack space (with the attendant co- location management services described below), subscribe for services, and lease the equipment necessary to provide such services, all from one company. (Theoretically, a customer could obtain from us all the equipment and services it would need to become a VOIP service provider itself, e.g., for a large residential building or a particular business, although this type of opportunity has not yet been presented to us.)

         We expect to encounter two scenarios that should afford the opportunity to provide ISP services. In the first, a customer with an existing narrowband Internet connection will decide to become a Lorcom VOIP customer to reduce its telephone costs, recognizing the need to upgrade its Internet access. In this scenario, we offer a "one-stop-shopping" option: the customer can get its ISP and VOIP services from one vendor. The second, and less likely scenario, envisions the customer who, in a significant up-dating of its operations, rejects the traditional PSTN system in favor of VOIP and simultaneously obtains Internet access for the first time, again taking the "one-stop-shopping" option. Although SMEs presently without Internet access may provide some customers under the second scenario, we believe the first scenario will provide a greater proportion of our ISP customers, since up-dating Internet access will occur more frequently than obtaining it for the first time.

RELATED SERVICES

         Although we are shifting our emphasis away from the telecommunications transport business, there are activities in that field that will continue to be part of our business as long as they remain profitable. Thus, our arrangements with international long-distances carriers will continue on a week-to-week or month-to-month basis, as they are now, enabling us to continue to provide and receive services at industry-standard rates. We will continue these arrangements with as many of these carriers as is feasible, partly because it helps us maintain business contacts that many continue to be useful in the future, and partly because dealing with several vendors, as we do, avoids dependence on any one or two of them.

         Similarly, we will continue our calling card operations, dealing primarily with distributors, who lack manufacturing ability but have retail outlets (sometimes in the hundreds), and private-label opportunities. In addition, our switch-related abilities allow calling-card companies with their own cards to use our facilities to terminate calls and generate bills, services we provide for a fee.

         The co-location facility services we offer at 60 Hudson Street in Manhattan consist of monitoring services and network modifications. With a 24-hour onsite presence, customers that need to up-grade or otherwise modify their network components (for example, adding or deleting T1 lines) need only contact us; they need not physically visit their network location. As our customer base expands, and the variety and complexity of our IP-enabled services grows, we expect that our rack rental and co-location services revenues will increase significantly. Neither service constitutes a significant portion of our revenues currently.

REGULATORY MATTERS

         There are regulatory matters that pertain to us both because we are in the VOIP industry and because of some of our private placements to raise capital.

THE FCPA

         Because we own operating subsidiaries in foreign countries, we are subject to the Foreign Corrupt Practices Act (the "FCPA"). The FCPA is essentially an anti-bribery statute; it prohibits U.S. companies and their officers and agents from giving anything of value (cash or otherwise) to officials of foreign countries in an attempt to gain favorable treatment. Each of our officers and directors has acknowledged that we are subject to the provisions of that statute, and has agreed in writing not to violate its provisions. To the best of our knowledge, there are no pending or threatened claims or proceedings alleging violations of the FCPA.

THE FCC

         The explosive growth of broadband technology, especially VOIP, has left even the Federal Communications Commission (the "FCC") uncertain about the extent of regulatory activity it should undertake.

         The first issue that the FCC confronted was to determine whether VOIP is a telecommunications service or an information service. The distinction was critical because, although both services are within the FCC's jurisdiction, telecommunications services are highly regulated and are subject to numerous taxes, surcharges, licensing and other requirements. The FCC's regulatory authority over telecommunications services is well developed, having been built on decades of experience. The information services delivery industry, on the other hand, has been largely unregulated, in a conscious decision by the FCC to let market forces determine how it will grow and develop. Thus, this threshold determination would have far-reaching impact on the extent to which the FCC would regulate VOIP. The FCC initially determined that VOIP is an information service, not a telecommunications business, indicating a decidedly hands-off approach.

         Similarly, a recent decision by a federal judge in Minnesota also held that VOIP and VOIP-related services are information services, not telecommunications. The effect in Minnesota was to defeat a Minnesota state agency's attempt to impose regulations on a VOIP carrier. Although the Minnesota decision is not determinative in other jurisdictions, we believe that because it is a case of first impression, and because it is consistent with the FCC's position, it will have significant influence in other states that seek to regulate our business activities.

         However, it must be noted that other state agencies will make their own determinations; the State of New York, for example, shortly after the Minnesota decision, came to the contrary conclusion. New York's Public Service Commission decided in May, 2004 that VOIP was a telecommunications service, and therefore subject to its rule-making authority. See "Risk Factors- Governmental Regulation." At a panel discussion sponsored in May, 2004 by the New York City Bar Association, several speakers noted that although some states have begun proceedings to regulate the industry, others have adopted a "wait and see" attitude. Some of these other states are hoping that the FCC will adopt a full-fledged regulatory scheme, similar in intent (if not in extent) to the one governing the traditional telecommunications industry. Still other states assume that the FCC will only either adopt guidelines (as opposed to enforceable regulations), or stake out certain portions of the industry that it will regulate, leaving the rest to state public service commissions or similar agencies. The FCC has begun the process of seeking input to make its determination, issuing a Public Notice in March 2004, the main objects of which were twofold: first, the FCC seeks information to enable it to identify the categories of broadband services that will develop, and may need to be distinguished for regulatory purposes; second, the FCC seeks comment from members of the industry and related interested parties on the extent to which they think regulation itself is necessary. The FCC has acknowledged that in certain industries a lack of regulation is appropriate, because market forces achieve the same ends as regulation. It is anticipated that the next step in the FCC's process will be the its published response to the comments that were submitted pursuant to the Public Notice.

         There are several issues, however, that may exert pressure on the FCC to take a more active regulatory approach. These issues do not relate directly to the economics of the VOIP industry or the legality of its practices. Rather, they relate to the social aspects of communications generally. As one might expect, these issues have been thoroughly addressed within the telecommunications industry; the broader question now is how the same issues will be addressed with the widespread use of VOIP. Among these issues are the following:

         Law Enforcement

         The circumstances under which and the actual technical process of placing taps and traces on telecommunications lines are well established for the PSTNs. As noted above, the inherent "scrambling" nature of VOIP transmissions renders such technologies obsolete. It is not yet clear what adaptations must be made in this area, although law enforcement agencies have expressed concerns that their abilities not be compromised by the use of this technology.

         E-9-1-1 (Enhanced 9-1-1)

         There is concern among various state agencies that an emergency notification system, similar in function to the 9-1-1 system used by the PSTNs, be designed and implemented, preferably with a design that is compatible with the legacy systems already in place. There is currently no federal requirement that VOIP systems connect with the 9-1-1- or E-9-1-1 system.

         Reliability

         VOIP does not work during power outages. This has given rise to concerns about severe widespread loss of communications during multi-state power outages such as the one experienced in the summer of 2003.

         Disability Access

         Several speakers at the New York City Bar Association forum, from both the private and the government sectors, expressed concern that VOIP service be made user-friendly for people with disabilities. While all agreed that this was an issue, there were no solutions or proposals forthcoming.

         Universal Service

         The owners of the legacy networks are required to contribute to a Universal Service Fund ("USF"), which is administered by the FCC. The USF is used to defray the high costs of bringing telecommunications services to rural and remote areas, since the expense of extending the infrastructure to relatively few people might, in an unregulated market, prevent the effort. With the USF, a part of the revenues generated in densely populated urban areas is used to make affordable service possible in much less densely populated areas. The problems of Internet access and VOIP connectivity for rural and remote areas are similar to the problems that were faced by the legacy networks. It is anticipated, therefore, that a solution similar to the Universal Service Fund will be established, which might necessitate activity by the FCC and contributions by us to the USF or an analogous fund.

         Area Code Exhaustion

         Because the VOIP service is not tied to any physical location, VOIP providers can assign telephone numbers to their users with any desired area code. State agencies have expressed the concern that desirable area codes (such as those for major urban centers) will be exhausted by VOIP providers. There is also a question of whether VOIP providers will participate, either voluntarily or involuntarily, in the North American Numbering Plan.

         As of May 24, 2004, there were six VOIP-related bills pending in Congress, and seven state public service commissions had begun proceedings. Several other states have declined to act until the FCC decides whether and to what extent it will regulate this industry. What is universally agreed is that a uniform, coordinated regulatory system, not a piecemeal approach by the states and the federal government, is in the best interests of both VOIP providers and VOIP customers, and that the FCC and the state PSCs must act accordingly.

THE SEC

         The matters relating to our private placements are discussed in detail under "The Rescission Offer" and "Risk Factors."

MARKETING

MARKETING STRATEGY

         Marketing VOIP to the retail and SME markets has traditionally been targeted to existing small-scale VOIP users and others already fully aware of the technology. Through aggressive agent marketing and documentation showing reliability and measurable savings, we intend to not only migrate customers from traditional telecommunications companies offering bundled packages at very high rates, but to create a whole market of people and companies who rely solely on us for VOIP services.

         We intend to use ISPs, hardware manufacturers, and other businesses to be value-added resellers of our services. We, in turn, will be able to reach existing customers of our strategic partners by offering value added services to their products and services. This will allow the partner company to expand its services as a converged voice/data solution with almost no capital investment, while simultaneously expanding our customer base.

         Simultaneously, we intend to advertise via direct sales, popular magazines and local media, and short infomercials on the bundled services we offer. These will not only educate our customer base on the benefits of VOIP, but will also provide a significant amount of name recognition and exposure. The results of an advertising campaign on a local news-radio station were almost overwhelmingly positive, as many of its listeners are just the size of business we are targeting.

SALES STRATEGY

         Sales in our business are generally a direct sales effort. Most, if not all, of our customers need some level of education about the technology and its benefits, as well as its drawbacks. Larger potential customers (a large prepaid company, e.g.) will always be handled face to face by an experienced and well-informed representative who is capable of providing "education" on VOIP matters and thereby easing customers' reluctance or misgivings. Smaller sales and home users will be offered software based on a "try it now" offer, showing the customer the quality and ease of VOIP. Because of our limited capital, we have to rely mainly on one person for our marketing, and this has limited our ability to substantially increase sales in this line of our business.

REPORTS TO SECURITY HOLDERS

         Lorcom will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-KSB. Lorcom is not currently a reporting company, but upon effectiveness of this Registration Statement, will be required to file reports with the SEC pursuant to the Exchange Act.

         This prospectus is filed as a part of a Registration Statement we have filed under the Securities Act of 1933 with the Securities and Exchange Commission, but does not contain all of the information contained in the Registration Statement and exhibits. We refer you to that Registration Statement and each exhibit attached to it for a more detailed description of matters involving Lorcom, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the Registration Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at HTTP://WWW.SEC.GOV that contains reports, proxy statements and information statements regarding registrants that file electronically with the Commission. Our Registration Statement and the referenced exhibits can also be found on this site.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         VOIP is an emerging technology that allows real-time audio (voice, data or voice and data) to be transmitted and received in a digital format through the use of Internet Protocol (IP) data packet transmission. Our Management believes that certain other recent technological developments have reached fruition in a manner that will enable VOIP technology to spread explosively in the next few years. The most important of these technologies are broadband and WiFi, which are discussed thoroughly under "Description of Business." Broadband technology is used to transport telephone calls from our customers to our location at 60 Hudson Street, where we then connect the call to the desired destination. As discussed more extensively in "Description of Business," this allows our customers to save on the expensive line charges, taxes and fees associated with the traditional analog telephone network. WiFi technology allows us to transport the same calls to our Brooklyn facility without the need for Internet access. A customer with a WiFi antenna outside its location has a wireless connection from its telephone system and computers to Lorcom's network, making Lorcom the service provider for both voice and data transmission for that customer. Paradoxically, this same technology - that allows access to IP telephony without an Internet connection - allows us to BECOME an Internet service provider for that customer if the customer should desire it. Management plans to spend most of our funds in an effort to develop, implement and market our WiFi unlimited services locally in Brooklyn, New York.

         Lorcom Technologies, Inc. was incorporated in Delaware in 1998, with the object of becoming a long distance telecommunications carrier. In our first two years our business consisted of the wholesale retailing of international long distance minutes (a business known as transport), with additional operations in calling cards and related services. Our operations lead to contracts with major international telecommunications carriers such as iOnosphere and Singapore Telecom USA. They also provided a window onto fast-developing Internet-related communications technologies. Although our transport business was profitable, we saw our profit margins shrinking gradually but constantly, as much larger, trans-national corporations like Qwest and Compass Global came to dominate the transport field. In addition, our operations were severely affected by the terrorist attacks on September 11, 2001. On that date our offices were located at 140 Fulton Street, one block away from the World Trade Center. Our network facility was located at 60 Hudson Street, also in lower Manhattan. The operations center at 60 Hudson Street lost power and connectivity for a period of four months. Our personnel worked diligently, and restored network operations by early 2002.

         A more indirect but profound result of those attacks was the destruction of Lorcom's operations in various Middle Eastern and African countries. Due to the extended period of recovery, we lost business, business operations centers, and hardware situated in various remote locations. At around the same time, the growth of broadband technology led to the realization that future operations should be focused on SMEs in the United States and other countries that were part of the World Trade Organization. A focus in these areas would allow for business growth with a significantly reduced risk of complete loss of investment, like the ones that had been suffered in the Middle East and Africa. Lorcom personnel worked endless hours after the September 11 attack to revise our business operations, producing $2,689,413 in sales with a net loss of $271,489 due to the loss of Middle Eastern operations. The loss was further complicated by a significant decrease in wholesale carrier rates. Faced with worldwide political chaos, shrinking margins and growing competition, our Management sought new opportunities. By the end of fiscal year 2002, Lorcom had been transformed from a transport business with over $2.5 million in sales and a $211,000 profit in the previous year, to a transport business/VOIP-services retailer with over $2.6 million in sales and $271,489 in net losses. Management knew, however, that the most significant element of the loss - the 9/11 attacks
- did not arise from continuing operations, and continued the process of shifting to VOIP and IP-enabled services. Our Management foresaw that easy access to broadband Internet would allow us to work directly with the originating customer and eliminate the need to work with wholesale carriers. Lorcom customers would pay retail rates for the same destinations that we had been selling (as a transporter) to wholesale carriers. In addition, since Internet access is available throughout the world, the potential market was, literally, global.

                  By the 2003 fiscal year, our focus had changed entirely to providing carrier services via VOIP technology and, specifically, the development of V-Pass. During this same period Lorcom began to establish VOIP operations in South America. Lorcom also established a presence in Europe, although it is not yet operational. With wholesale carrier rates continuing to decrease, and required investment in future operations domestically and abroad, fiscal year 2003 resulted in $2,613,924 in sales and a net loss of $1,071,343. Management believes that operating losses may continue for the near future; but, because a significant portion of the investment necessary to establish an international presence is behind us, and with no significant capital expenditures planned for the next 12 months, Management also believes that increasing revenues will mitigate operating losses and eventually provide a profit.

         By early 2004, Vpass was being actively marketed to SMEs, our core target market. We continue to use VOIP services in the transport business, which continues to provide the overwhelming bulk of our revenues. With transport profit margins shrinking - even with the high-efficiency VOIP technology we use
- to between 5 and 15%, Management has determined not to invest further in any transport-related matters unless an extraordinary opportunity presents itself, which we consider to be unlikely. Instead, we will use transport revenues to meet operating expenses and maintain existing relationships, while our future efforts will be related to retail VOIP services and products, starting with V-Pass.

         We intend to market our V-Pass unlimited call plan via broadcast media, print and direct sales, emphasizing direct sales. In our experience, customers feel most comfortable when there is a name and face associated with the company that is providing services. We are unique in this aspect of providing VOIP services. Most VOIP companies offer installation and service via virtual methods, ship the required VOIP hardware to the customer's location, and provide online customer service installation guides. Moreover, in most cases the VOIP companies service - or claim to be capable of servicing - all regions. We CAN service all regions, but we have decided to implement a region-by-region direct marketing roll out. We will only take on customers in states or countries in which we have a physical presence. This will allow for direct sales, and onsite installation and support. Our VOIP services will save our customers money, and our methods of support and service will ensure customer satisfaction and onsite response time.

LIQUIDITY

         At June 30, 2004, we have adequate cash balances and liquidity to meet our current liabilities and to continue to fund our current operations. The Company's working capital at that date is $1,106,454 and our cash balance is $1,310,455. In the past, our ability to maintain liquidity and fund our net losses has come from our ability to sell our Common Stock.

         Management believes that, in addition to the anticipated increase in cash flows from increased sales, we can depend upon two internal sources of liquidity. The first is continued cash flow from South American operations. Since the licenses required to operate in South America are paid for, and overhead costs to Lorcom to maintain these operations are negligible, the business operations there will continue to generate positive cash flow for us. The second internal source of liquidity is increased revenues from co-location and other services related to IT-enabled technologies. Although such revenue sources, such as provision of ISP services, rack rental and other co-location services, are not anticipated to be major elements in the near future, they nevertheless represent a source of liquidity that is not offset by any significant overhead or other expense.

         Management anticipates that proceeds from future financing activities will be used primarily for a series of acquisitions of small, distressed VOIP and ISP providers. Such acquisitions would allow us to absorb the acquired company with little increase in overhead cost, and add IP telephony services to the target's customer base. In most cases, the acquired company's volume of service will be integrated into our existing infrastructure, meaning that, without additional investment or expense (due to the existing capacity of our IP network), Lorcom will generate additional fees, leading to increased profit margins. In addition, adding voice services to distressed ISPs (including WiFi
ISPs) will increase revenues to us, because voice services are always more expensive than simple Internet access services.

         Additional funding from future financing activities will also allow Lorcom to fully implement its international infrastructure. Lorcom has established corporations in both England and Denmark, which will apply for the necessary licenses and permits in Western and Eastern Europe, respectively. We intend that these companies will also establish the infrastructure that will allow customers to place calls all across Europe, as part of an intended unlimited-calling plan which, currently, is limited to the United States. This will effect market penetration into regions - especially in certain countries in Eastern Europe - that are not available for service today. Once the European infrastructure is established, we will be able to offer services not only to individuals and SMEs, but to US and other European carriers.

TRENDS AND KNOWN UNCERTAINTIES

         The two most significant uncertainties involved in our prospects are
(i) the continued growth of the use of broadband Internet access and WiFi technology, and (ii) the regulatory scheme that will govern the VOIP business.

         Although the growth of broadband has accelerated tremendously over the past three years, it must be acknowledged that this rate of growth relates to relatively small numbers of users, and that the percentage of Internet access represented by broadband is still small. We believe, however, that as reliance on the Internet continues to grow, and that as more and more IP-enabled services are developed and offered, broadband access will continue to see greater and greater demand. The FCC itself has reached the same conclusion, as set forth in its Notice of Proposed Rulemaking (WC Docket 04-36), released March 10, 2004.

         The continued growth of the use of WiFi technology is somewhat less certain. As discussed in the Risk Factors section of this registration statement, significant obstacles to the growth and spread of WiFi hotspots remain. Again, however, the FCC itself has noted the success of the so called "Internet cafes" which have been among the leaders in the spread of WiFi hotspots (remarks of Donald Abelson, Chief of the FCC's International Bureau, July, 2004). Furthermore, the demonstrated success of WiFi in heavily populated areas such as New York and San Francisco speaks for itself. Although it is by no means a certainty, Management believes that the use of WiFi technology will continue to grow.

         The regulatory scheme that may develop in connection with VOIP and IP-Enabled technologies is the only other major uncertainty of which Management is aware. As discussed in both the Risk Factors and Description of Business sections, both State agencies and the FCC have expressed concern about the regulation of VOIP. Some States have already initiated regulatory schemes, asserting jurisdiction over VOIP providers. The interplay between State and Federal regulation is still very uncertain. Although both the FCC and some States have announced an intention to regulate VOIP as minimally as is possible while still safeguarding the public's interests, it is still far too early to say that these intentions will remain, or that they will set the pace for other States. In addition, the FCC's ultimate position with regard to VOIP is also subject to change. Further complicating the situation is the fact that VOIP, by its very nature, extends to jurisdictions beyond the United States. It is impossible, at this early stage of the industry's development, to predict what approach other countries may take.

COMPETITION

         To a certain degree, competition from the telecom giants like SBC Communications and a joint venture between IBM and Cisco Systems, and from non-traditional companies like Time Warner Cable - all of whom have announced plans to sell VOIP services by the end of this year - may work to the Company's benefit, for several reasons. First, the mere fact that such companies are entering this market confers a degree of credibility on our claims about the potential of VOIP technology. Second, the marketing and other resources that these huge corporations will devote to VOIP will prepare and persuade the general market to accept VOIP on a scale that we could never hope to achieve on our own. Finally, Management believes, although it cannot be certain, that SBC, Verizon and similar corporations will target much larger customers than we intend to, to a great extent ignoring the SMEs that are now our marketing targets. Thus, although competition from the traditional telecom giants may adversely affect our operations or profitability, the very size and prestige of these companies may bring indirect but significant benefits to us.

         Furthermore, mistakes made by some of these competitors may also work to our benefit. Some traditional telecom companies have attempted to pass themselves off as VOIP providers in order to avoid paying charges levied by the FCC. These companies installed VOIP equipment as a means of access to the networks they already had in place - not IP networks, but cable or PSTN. The FCC has ruled, however, that such services are not true VOIP services because (among other reasons) the calls undergo no Internet Protocol conversion, and they originate and terminate on the PSTN. Management believes that in light of this ruling, these companies may be liable for potentially significant monetary amounts because these companies' services are subject to the FCC's access charges. If the liability cost is passed on to their customers, Lorcom might benefit from either the adverse publicity, or the distinction between those companies and Lorcom, or both.

CONCLUSION

         Both government and private organizations have observed the rapid growth of the VOIP industry and commented upon it in the past year. The FCC's announced intention to attempt a minimalist approach to regulation signifies, we believe, a desire to encourage growth and investment. The entry of some traditional telecom corporations signifies, to us, the large potential for revenues and profits. Our own experience has shown us that, while the potential reach of the VOIP market is truly global, the cost of establishing and expanding a presence is manageable when specific locales are targeted. We believe that a large, untapped market of SMEs is ready to reap the cost savings of VOIP and other IP-enabled technology, and we believe that our experience and resources place us in a unique position to reach that market.

EXPENDITURES

         The following chart provides an overview of our budgeted expenditures by major area of activity, for the twelve (12) month period upon effectiveness of this Registration Statement.


EXPENDITURE ITEM                                                       AMOUNT
-----------------------------------------------------------------------------
Operational Expenses                                                 $550,000
-----------------------------------------------------------------------------
Legal and Accounting Fees                                            $100,000
-----------------------------------------------------------------------------
Marketing and Promotional Expenses (Local)                            $50,000
-----------------------------------------------------------------------------
Internal  Structure                                                  $100,000
-----------------------------------------------------------------------------
Equipment                                                            $100,000
-----------------------------------------------------------------------------
Website Development                                                   $10,000
-----------------------------------------------------------------------------
Miscellaneous Administrative Costs                                    $25,000
-----------------------------------------------------------------------------
TOTAL                                                                $935,000
-----------------------------------------------------------------------------

                             DESCRIPTION OF PROPERTY

         We do not have any investments or interests in any real estate. Lorcom does not own any real property, but rents offices in Brooklyn and premises in lower Manhattan. See Note 4 to the Financial Statements for the year ended September 30, 2003.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         Currently there is no public trading market for our Common Stock. We will attempt to have our Common Stock listed on the OTC Bulletin Board, but we cannot assure that the attempt will be successful or that, if it is, any meaningful public market will develop.

HOLDERS

         As of the filing of this Registration Statement, the Company had 249 shareholders of record of its Common Stock.

DIVIDENDS

         As of the filing of this Registration Statement, we have not paid any dividends to our shareholders. We intend to retain future earnings, if any, to help fund the growth and development of our business. There are no restrictions which would limit the ability of Lorcom to pay dividends on common equity or that are likely to do so in the future. Lorcom does not intend to pay dividends to its shareholders in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                      Equity Compensation Plan Information



Plan category          Number of securities     Weighted-average   Number of securities
                        to be issued upon      exercise price of    remaining available
                           exercise of            outstanding       for future issuance
                       outstanding options,    options, warrants       under equity
                       warrants and rights         and rights       compensation plans
                                                                   (excluding securities
                                                                    reflected in column
                               (a)
                                                                            (a))
                                                                            (c)
                                                     (b)
Equity compensation         0                       N/A                 0
plans approved by
security holders
Equity compensation         (1)                     (1)                 N/A
plans not approved by       312,500(2)              $0.00               187,500(2)
security holders            156,250(3)              $0.00                 93,750(3)
             Total          468,750                                      281,250



(1) An indeterminate number of shares of Common Stock is issuable to our Chief Executive Officer, Henry Doiban, pursuant to the Employment Agreement between Mr. Doiban and us. The anti-dilution provisions in that agreement entitle Mr. Doiban to purchase a number of shares sufficient to maintain an ownership percentage of 51%. Currently, Mr. Doiban owns 49%. The anti-dilution rights terminate upon the effectiveness of the Registration Statement.

(2) These shares are issuable to Jason Mohr, our Chief Technology Officer, as of September 30, 2004, pursuant to the terms of the Employment Agreement between Mr. Mohr and us. Additional shares (column c) are issuable upon the completion of the entire term of the agreement, which is described in detail under "Executive Compensation."

(3) These shares are issuable to Vadim Khaselev, our Vice President of Operations and Controller, as of September 30, 2004, pursuant to the terms of the Employment Agreement between Mr. Khaselev and us. Additional shares (column c) are issuable upon the completion of the entire term of the agreement, upon terms identical to those in Mr. Mohr's agreement.

PRICE RANGE OF SECURITIES


         The Company's securities do not currently, and have not in the past, traded on any active or liquid public market. Thus, there is currently no market for the company's securities and there can be no assurance that a trading market will develop or, if one develops, that it will continue. Even if a trading market should develop, the market may be substantially limited or unsustained. There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of the Company's securities.

DIVIDEND POLICY

         The holders of our Common Stock are entitled to receive dividends when, and if declared by the Board of Directors. We do not intend to pay cash dividends in the foreseeable future, but instead intend to retain any and all earnings to finance the growth of our business. To date, we have not paid cash dividends on the Common Stock.

                              FINANCIAL STATEMENTS

         The financial statements and index to the financial statements that are included herein are found on pages F-1 to F-13.

                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED SEPTEMBER 30, 2003 AND 2002

                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES



                          INDEX TO FINANCIAL STATEMENTS
                                                                           Page

Independent Auditors' Report                                               F - 2

Consolidated Balance Sheets as of June 30, 2004 and
  September 30, 2003 and 2002                                              F - 3

Consolidated Statements of Operations for the nine months
  ended June 30, 2004 and 2003 and the years ended
  September 30, 2003 and 2002                                              F - 4

Consolidated Statements of Changes in Shareholders'
  Equity for the nine months ended June 30, 2004 and the
  years ended September 30, 2003 and 2002                                  F - 5

Consolidated Statements of Cash Flows for the nine months
  ended June 30, 2004 and 2003 and the years ended
  September 30, 2003 and 2003                                              F - 6

Notes to Consolidated Financial Statements                       F - 7 to F - 13

                                INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Lorcom Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Lorcom Technologies, Inc. and Subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These consoldiated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lorcom Technologies, Inc. and Subsidiaries of September 30, 2003 and 2002, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                         /S/ SPICER JEFFRIES LLP
                                                         -----------------------

Greenwood Village, Colorado
December 12, 2003


                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                 JUNE 30,            SEPTEMBER 30,
ASSETS                                                             2004           2003           2002
------                                                             ----           ----           ----

CURRENT ASSETS
Cash                                                             1,310,455    $ 1,143,005    $   437,297
Accounts receivable                                                 23,364        111,908         98,989
Due from related parties (Note 5)                                   18,815         18,872           --
Prepaid expenses                                                       978         14,600           --
                                                                ----------    -----------    -----------

  TOTAL CURRENT ASSETS                                           1,353,612      1,288,385        536,286
                                                                ----------    -----------    -----------

Investment in subsidiary (Note 1)                                   84,037         88,830         69,858
                                                                ----------    -----------    -----------

Property and equipment (Note 1)
  Computer hardware and software                                   646,331        617,077        523,591
  Furniture and fixtures                                            32,591         32,368         27,198
                                                                ----------    -----------    -----------
                                                                   678,922        649,445        550,789
  Less: accumulated depreciation                                  (372,704)      (283,613)      (179,595)
                                                                ----------    -----------    -----------
  NET PROPERTY AND EQUIPMENT                                       306,218        365,832        371,194
                                                                ----------    -----------    -----------

Deferred costs (Note 8)                                                              --          400,000
Other assets                                                        84,347         90,603         44,756
                                                                ----------    -----------    -----------

TOTAL ASSETS                                                     1,828,214    $ 1,833,650    $ 1,422,094
                                                                ==========    ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
Accounts payable and accrued expenses                              219,931    $   315,546    $   220,858
Note payable to bank (Note 7)                                       27,227         18,411           --
                                                                ----------    -----------    -----------
  TOTAL CURRENT LIABILITIES                                        247,158        333,957        220,858
                                                                ----------    -----------    -----------

COMMITMENTS AND CONTINGENCIES (NOTE 4)                                --             --

SHAREHOLDERS' EQUITY (Note 3)
Common stock, $.0001 par value, 20,000,000 shares authorized
  5,680,438 shares issued and outstanding                              568            548            469
Additional paid-in capital                                       4,409,493      3,218,382      1,848,661
Deficit                                                         (2,829,005)    (1,719,237)      (647,894)
                                                                ----------    -----------    -----------

TOTAL SHAREHOLDERS' EQUITY                                       1,581,056      1,499,693      1,201,236
                                                                ----------    -----------    -----------

LIABILITIES AND SHAREHOLDERS' EQUITY                             1,828,214    $ 1,833,650    $ 1,422,094
                                                                ==========    ===========    ===========





The accompanying notes are an integral part of these statements.
                                                                           F - 3



                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                 Nine months ended June 30,   Year ended September 30,
                                                   2004          2003           2003           2002
                                               ----------      ---------    -----------    -----------

TELEPHONE SERVICE REVENUES                      1,888,011      1,951,955    $ 2,613,924    $ 2,689,413
                                               ----------      ---------    -----------    -----------

EXPENSES:
  Telephone service costs                       1,645,460      1,745,692      2,433,970      2,291,156
  Advertising and marketing                        32,240         34,372         61,772         11,218
  Salaries, wages and benefits                    881,538        274,749        646,824        229,731
  General and administrative                      244,572        349,246        252,618         89,170
  Occupancy                                       151,261        126,191        181,857        152,228
  Professional fees                                50,180         82,613        140,967        219,839
                                               ----------      ---------    -----------    -----------

  TOTAL EXPENSES                                3,005,251      2,612,863      3,718,008      2,993,342
                                               ----------      ---------    -----------    -----------

OPERATING LOSS                                 (1,117,240)      (660,908)    (1,104,084)      (303,929)

OTHER INCOME (EXPENSE)
  Loss on asset disposal                             --                                         (9,500)
  Equity in earnings of subsidiary (Note 1)        (4,793)        20,608         24,847           (142)
  Interest income and other income                 12,265          7,197          7,894         42,082
                                               ----------      ---------    -----------    -----------

NET LOSS                                       (1,109,768)      (633,104)   $(1,071,343)   $  (271,489)
                                               ==========      =========    ===========    ===========

BASIC AND DILUTED NET LOSS PER COMMON SHARE         (0.20)         (0.12)   $     (0.22)   $     (0.05)
                                               ==========      =========    ===========    ===========

BASIC AND DILUTED WEIGHTED-AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING                  5,624,649      4,990,191      4,948,805      4,936,219
                                               ==========      =========    ===========    ===========














The accompanying notes are an integral part of these statements.
                                                                           F - 4


                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                          COMMON        ADDITIONAL
                                            COMMON        STOCK          PAID-IN         RETAINED
                                            SHARES        AMOUNT         CAPITAL         DEFICIT
                                         ----------    -----------    -----------    -----------

BALANCES, SEPTEMBER 30, 2001              5,187,350    $       519    $ 1,873,611    $  (376,405)

Purchase and cancellation of stock         (502,262)           (50)       (24,950)          --

Net loss                                       --             --             --         (271,489)
                                         ----------    -----------    -----------    -----------

BALANCES, SEPTEMBER 30, 2002              4,685,088            469      1,848,661       (647,894)

Common shares sold                          791,150             79      1,182,221           --

Compensation earned in stock (Note 3)                                     187,500

Net loss                                       --             --             --       (1,071,343)
                                         ----------    -----------    -----------    -----------

BALANCES, SEPTEMBER 30, 2003              5,476,238    $       548    $ 3,218,382    $(1,719,237)
                                         ==========    ===========    ===========    ===========

Common shares sold                          204,200             20        628,611

Compensation earned in stock (Note 3)                                     562,500

Net loss                                                                              (1,109,768)
                                         ----------    -----------    -----------    -----------

BALANCES, JUNE 30, 2004                   5,680,438    $       568    $ 4,409,493    $(2,829,005)
                                         ==========    ===========    ===========    ===========

















The accompanying notes are an integral part of these statements.
                                                                           F - 5


                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                    NINE MONTHS ENDED JUNE 30,     YEAR ENDED SEPTEMBER 30,
                                                        2004           2003          2003           2002
                                                   -----------    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss from operations                         $(1,109,768)   $  (633,104)   $(1,071,343)   $  (271,489)
  Adjustments to reconcile net loss to net
    cash used in operating activities
  Loss on equipment disposal                              --             --             --            9,500
  Equity in earnings of subidiary                        4,793        (20,608)       (24,847)           142
  Compensation earned in stock                         562,500           --          187,500
  Depreciation and amortization                         89,091         82,276        113,808        100,602
  Decrease (Increase) in accounts receivable            88,544        (36,344)       (12,919)       (68,370)
  Decrease (Increase) in due from related
    parties and prepaids                                13,679        (40,400)       (33,472)          --
  (Decrease) Increase in accounts payable              (95,615)       102,363         94,688        165,862
  Decrease (increase) in deposits                         --          400,000        400,000       (400,000)
  Decrease (Increase) in other assets                    6,276       (218,689)       (45,847)       (15,256)
                                                   -----------    -----------    -----------    -----------

    NET CASH USED IN OPERATING ACTIVITIES             (440,500)      (364,506)      (392,432)      (479,009)
                                                   -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in subsidiary                                --              614          5,875        (70,000)
  Purchase of fixed assets                             (29,477)       (30,719)      (108,446)       (59,191)
                                                   -----------    -----------    -----------    -----------

NET CASH USED IN INVESTING ACTIVITIES                  (29,477)       (30,105)      (102,571)      (129,191)
                                                   -----------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of common stock                                 628,611      1,001,000      1,182,300           --
  Borrowing on note payable to bank                      8,816         20,059         18,411           --
  Purchase of common stock                                --             --             --          (25,000)
                                                   -----------    -----------    -----------    -----------

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES       637,427      1,021,059      1,200,711        (25,000)
                                                   -----------    -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH                        167,450        626,449        705,708       (633,200)

CASH, BEGINNING OF YEAR                              1,143,005        437,297        437,297      1,070,497
                                                   -----------    -----------    -----------    -----------

CASH, END OF YEAR                                  $ 1,310,455    $ 1,063,746    $ 1,143,005    $   437,297
                                                   ===========    ===========    ===========    ===========












The accompanying notes are an integral part of these statements.
                                                                           F - 6

                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, BUSINESS

Lorcom Technologies, Inc. (the "Company") was incorporated on October 15, 1998 in the state of Delaware. The Company is a licensed Competitive Local Exchange Carrier (CLEC) and maintains a leased colocation facility in New York City. Its business plan is primarily focused on establishing service points in foreign locations and then providing international long distance services to other telephone service providers with retail subscribers using Voice Over Internet Protocol (VOIP). The Company is currently in the process of establishing service locations in foreign countries to route call traffic through its colocation facility and the success of its current business plan is contingent upon its ability to obtain and maintain facilities and telecommunications service capabilities in foreign countries to market its products. The Company markets its carrier services to other service providers and to prepaid calling card customers through its internet site and by direct advertising, offering strongly competitive international call rates.

During the year ended September 30, 2003, the Company formed two subsidiaries, Lorcom Denmark, ApS and Lorcom UK, Ltd. through which it will provide telephone service to the European market. These subsidiaries have not yet commenced operating activities. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. In August 2002, the Company acquired a 40% interest in ITOLUR, S.A., a Uruguayan holding company, at a purchase cost of $70,000. With this capital funding, ITOLUR subsequently acquired an operating company in Argentina that provides long distance services through prepaid calling cards. In addition, ITOLUR acquired a non-operating Uruguayan company that holds a national telecommunications license that will allow the Company to develop long distance services in Uruguay. The Company follows the equity method of accounting for its investment in ITOLUR. At September 30, 2003, this subsidiary's assets underlying the Company's investment are comprised substantially of the Uruguayan license and certain telecommunications equipment. The subsidiary has no significant liabilities.

SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

ACCOUNTS RECEIVABLE

The Company uses the allowance method in accounting for bad debts. An allowance is established based on the Company's determination of potential losses. Uncollectible accounts are charged to the allowance. At June, 2003, the Company's allowance for bad debts is $96,750.

PROPERTY AND EQUIPMENT

The Company provides for depreciation of fixed assets using the straight line method of depreciation based on estimated useful lives of five years.

LONG-LIVED ASSETS

The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows estimated to be generated by the asset.

REVENUE RECOGNITION

Revenue is recognized at the time carrier services are provided to customers through the Company's telecommunications switch based on completed call records and the agreed rates in effect for such calls.

                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING COSTS

Advertising and marketing costs are expensed as incurred and totaled approximately $34,372 and $32,240 for the nine months, years ended June 30, 2003 and 2004 and $61,772 and $11,218 for the years ended September 30, 2003 and 2002, respectively.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES". Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments including cash, accounts receivable, prepaid expenses, accounts payable, accrued expenses and other liabilities are carried at fair value or contracted amounts that approximate fair value based on their short term maturities. Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument.

STOCK-BASED COMPENSATION

In October, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION". SFAS No. 123 encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" . Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123 does, however, require pro forma disclosure of the fair value compensation expense that would be recorded if it were adopted. See Note 3 to these financial statements for such disclosure.

EARNINGS PER SHARE OF COMMON STOCK

Net loss per common share is calculated in accordance with Statement of Financial Accounting Standards No. 128, "EARNINGS PER SHARE" requiring companies to report basic and diluted earnings per share. Basic net loss per common share is computed using the weighted average number of common shares issued and outstanding during the period. Diluted net income per common share is computed using the weighted average number of common shares issued and outstanding plus any dilutive potential common shares outstanding during the period..

BUSINESS SEGMENTS

Statement of Financial Accounting Standards No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" establishes standards for public enterprises to report information about their operating segments in annual financial statements. The Company has elected to adopt this statement. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. Management has determined that the Company currently operates in only one business segment. Therefore, the Company does not have any separate operating segment information to report other than the amounts reflected in its financial statements.

                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

FOREIGN CURRENCY TRANSLATION

Foreign currency is translated in accordance with Statement of Financial Accounting Standards No. 52, which provides the criteria for determining the functional currency for entities operating in foreign countries. The Company has determined its functional currency is the United States (U.S.) dollar since substantially all of its operations are in U.S. dollars. The Company records its interest in the operations of its unconsolidated South American affiliate using the equity method of accounting. The net effects of currency translations were not material in any period.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management believes that the estimates utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results could differ from these estimates.


RECENT ACCOUNTING PRONOUNCEMENTS

In May, 2003, SFAS 150, "ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY", was issued. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Generally, a financial instrument, whether in the form of shares or otherwise, that is mandatorily redeemable, i.e. that embodies an unconditional obligation requiring the issuer to redeem the instrument by transferring its shares or assets at a specified or determinable date (or dates) or upon an event that is certain to occur, must be classified as a liability (or asset in some circumstances). In some cases, a financial instrument that is conditionally redeemable may also be subject to the same treatment. This Statement does not apply to features that are embedded in a financial instrument that is not a derivative (as defined) in its entirety. For public entities, this Statement is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 did not effect the Company's financial position or results of operations.

On December 31, 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 148, "ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE." This standard amends SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.

This standard also requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS 148 had no effect on the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES". Such standard requires costs associated with exit or disposal activities (including restructurings) to be recognized when the costs are incurred, rather than at a date of commitment to an exit or disposal plan. SFAS No. 146 nullifies EITF Issue No. 94-3, "LIABILITY RECOGNITION FOR CERTAIN EMPLOYEE TERMINATION BENEFITS AND OTHER COSTS TO EXIT AN ACTIVITY (INCLUDING CERTAIN COSTS INCURRED IN A RESTRUCTURING)." Under SFAS No. 146, a liability related to an exit or disposal activity is not recognized until such liability has actually been incurred whereas under EITF Issue No. 94-3 a liability was recognized at the time of a commitment to an exit or disposal plan. The provisions of this standard are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 had no effect on the Company's financial position or results of operations.

                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In April 2002, the FASB issued SFAS No. 145, "RESCISSION OF FASB STATEMENTS NO. 4, 44, AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS." Such standard requires any gain or loss on extinguishments of debt to be presented as a component of continuing operations (unless specific criteria are met) whereas SFAS No. 4 required that such gains and losses be classified as an extraordinary item in determining net income. The adoption of SFAS 145 had no effect on the Company's financial position or results of operations.


NOTE 2 - INCOME TAXES

At September 30, 2003, the Company had an unused net operating loss carryforward of approximately $1,291,400 for income tax purposes, which expires through 2023. This net operating loss may provide future income tax benefits of approximately $439,000. However, the ability to utilize such losses is dependent on the Company's ability to generate taxable income in the future. Because realization is uncertain at this time, a valuation reserve in the same amount of the expected future benefit has been established. The valuation allowance increased by approximately $231,400 during the year ended September 30, 2003.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The primary components of the Company's deferred income tax assets and liabilities as of September 30, 2003 and 2002 are as follows.

                                                       2003              2002
                                                    ----------        ---------
Deferred tax liabilities:
Depreciation                                        $  (28,000)       $ (36,000)
Deferred tax assets:
Net operating loss carryforwards                       439,000          244,600
Bad debt expense                                        29,000             --
                                                    ----------        ---------
Net deferred tax asset                                 440,000          208,600
Valuation allowance for
  deferred tax assets                                 (440,000)        (208,600)
                                                    ----------        ---------
                                                    $       --        $      --
                                                    ==========        =========

The Company's expected and actual income tax rates for the years ended September 30, 2003 and 2002 are reconciled in the table below.

                                                            2003          2002
                                                          -------       -------

Expected Federal statutory tax (benefit) rate             (34.00)%      (34.00)%
Expected state tax (benefit) rate, net                     (5.00)%       (5.00)%
                                                          -------       -------
Expected combined statutory tax rate                      (39.00)%      (39.00)%
Utilization of net operating loss carryforward               --            --
Valuation allowance for deferred tax assets                 39.00%        39.00%
                                                          -------       -------
Effective income tax rate                                    0.00%         0.00%
                                                          =======       =======

                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - SHAREHOLDERS' EQUITY

COMMON STOCK

The holders of the Company's common stock are entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property or in shares of the capital stock of the Company. Dividends have no cumulative rights and dividends will not accumulate if the Directors do not declare such dividends. Through September 30, 2003, no dividends have been declared or paid by the Company.

During the year ended September 30, 2003, the Company made a private offering of its common stock selling 791,150 shares at $2.00 per share receiving net proceeds of $1,182,300 after offering costs.

In connection with the employment agreements effective July 1, 2003, with three of its officers, the Company awarded the officers a total of 750,000 shares of its common stock earned ratably over the two year term of the agreements. At September 30, 2003, the executives had earned 93,750 shares which have not been issued at that date and are valued at $2.00 per share for total compensation of $187,500 charged to operations.

STOCK OPTIONS

Under the terms of the Company's employment agreement with its chief executive officer, the officer has the continuing right to purchase shares of the Company's common stock necessary to maintain a 51% ownership interest. At September 30, 2003, the chief executive officer has the option to purchase a total of 40,694 shares in accordance with this right.

The Company's directors are granted options to purchase 5,000 shares of its common stock for each quarter of service. The options are exercisable at the price per share of the last offering or sale of common shares by the Company. Directors may not accumulate options to purchase shares exceeding 5% of the Company's outstanding common shares under this compensatory plan.

The following table summarizes the Company's options for the purchase of its common shares which were outstanding at September 30, 2002 and 2003:


              Outstanding                    Exercised    Outstanding
Exercise      October 1,                       or         September 30,
Price           2001          Granted        Expired      2002           Expiration

$2.50         497,850          -             -            497,850        January, 2004


              Outstanding     Granted        Exercised    Outstanding
Exercise      October 1,      or             or           September 30,
Price         2002            (Cancelled)    Expired      2003           Expiration

$2.50         497,850         -              -            497,850        January, 2004
$2.00                         40,694         -            40,694         n/a

The following table summarizes the Company's options for the purchase of its common shares which were outstanding at June 30, 2004:


              Outstanding     Granted        Exercised    Outstanding
Exercise      October 1,      or             or           June 30,
Price         2003            (Cancelled)    (Expired)    2004           Expiration

$2.50         497,850         -              (497,850)    -
$2.00         40,694          -                           40,694         n/a


                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - SHAREHOLDERS' EQUITY (CONTINUED)

SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", requires the Company to provide pro forma information regarding net loss and net loss per share valuing the Company's employee stock options issued in each year in accordance with the fair value method prescribed in that statement. The Company estimates the fair value of each option at the grant date by using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003: expected volatility 87%, risk-free interest rate of 2.97%, expected dividends of 0%, and expected life of 5 years. Based on this valuation method, pro forma net loss for the year ended September 30, 2003 is $(1,127,743) and pro forma net loss per share is $(.23). There were no outstanding options issued in 2004 and, therefore, no pro forma amounts for that year.


NOTE 4 -        COMMITMENTS AND CONTINGENCIES

The Company occupies its office space under a fixed term lease. Minimum future rentals under the lease agreement are approximately as follows:

                  YEAR                                    AMOUNT
                  2004                                 $  167,100
                  2005                                     76,500
                  2006                                     18,000
                  Thereafter                               13,500
                                                       ----------
                  Total                                $  275,100
                                                       ==========

Rent expense for the years ended September 30, 2003 and 2002 was approximately $134,785 and $101,900, respectively. In addition, the Company pays the real estate taxes and utilities related to this office space which were approximately $46,080 and $28,213 for the years ended September 30, 2003 and 2002, respectively. Rent expense for the nine months ended June 30, 2004 and 2003 was approximately $82,159 and $48,761, respectively. In addition, the Company pays the real estate taxes and utilities related to this office space which were approximately $43,328 and $20,255 for the nine months ended June 30, 2004 and 2003, respectively.

Effective July 1, 2003, the Company entered into employment agreements with its chief executive officer, vice president of operations and chief technology officer for a term of two years. Under these agreements, annual salaries totaling $260,000 are required and there are paid severance periods for each of the executives of one to three months if they are terminated.

The Company has been contacted by a bankruptcy trustee asserting a claim of preference for approximately $76,000 in payments received from a customer. After consideration with counsel, management believes the Company has meritorious defenses, including contemporaneous services rendered, and intends to vigorously defend itself in this matter, but it is not feasible to predict or determine the final outcome at the present time.


NOTE 5 -        RELATED PARTY TRANSACTIONS

The Company paid approximately $28,500 for consulting fees to related parties during the year ended September 30, 2002 but had no such arrangements during the year ended September 30, 2003.

The Company's unconsolidated South American subsidiary discussed in Note 1 purchases carrier minutes from the Company for its calls through the Company's telecommunications switch and sells carrier minutes to the Company for calls it terminates in South America. During the years ended September 30, 2003 and 2002, the Company's revenues provided by the subsidiary were $153,110 and $108,700, respectively. The Company's purchases from the subsidiary were $2,174 and $10,500, respectively, for those years. During the nine months ended June 30, 2004 and 2003, the Company's revenues provided by the subsidiary were $23,625 and $138,234, respectively. The Company's purchases from the subsidiary were $910 and $1,631, respectively, for those periods.

                   LORCOM TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 -        OFF BALANCE SHEET AND BUSINESS CONCENTRATION RISKS

During the year ended September 30, 2003, the Company had sales to four customers that each exceeded 10% of its total revenues. Individually, these customers comprised 26.3%, 25.6%, 15.5% and 11.3% of total revenues, respectively. During the year ended September 30, 2002, the Company had sales to two such customers comprising 62% and 20% of 2002 revenues, respectively. Also, the Company has purchased carrier services from vendors that exceeded 10% of its total communication expenses in each year. During the years ended September 30, 2003 and 2002, such purchases from a single vendor were 65% and 27%, respectively.

During the nine months ended June 30, 2004, the Company had sales to three customers that each exceeded 10% of its total revenues. Individually, these customers comprised 11.4%, 28.9%, and 43.7% of total revenues, respectively. During the nine months ended June 30, 2003, the Company had sales to three such customers comprising 14.3%, 20.7% and 10.3% of revenues, respectively. Also, the Company has purchased carrier services from vendors that exceeded 10% of its total communication expenses in each year. During the nine months ended June 30, 2004 and 2003, such purchases from a single vendor were 73% and 60.5%, respectively

During the nine months ended June 30, 2004 and the years ended September 30, 2003 and 2002, the Company maintained cash balances in excess of the federally insured limit of $100,000.


NOTE 7 -        NOTE PAYABLE TO BANK

The Company has a revolving line of credit of $100,000 with a bank with an outstanding balance of $27,227 at June 30, 2004 and $18,411 at September 30, 2003 bearing interest at 5% and maturing in April, 2005.



NOTE 8 -        DEPOSITS

At September 30, 2002, the Company had a deposit of $400,000 with an investment banking firm to provide services in connection with its strategic financing alternatives, including additional private and/or public equity markets and possible mergers. This agreement was terminated during the year ended September 30, 2003, and the deposit refunded.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware law provides liberal indemnification of officers and directors of Delaware corporations.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any officer, Director, employee, or agent, who is, was, or is threatened to be made a party to any action, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was an officer, director, employee, or agent of the corporation, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful. In an action by or in the right of the corporation, the same provisions apply, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity, to the extent that that court shall deem proper. In the case in which a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of such action, the corporation must indemnify him for expenses, including attorneys fees, actually and reasonably incurred by him. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of the issuer, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

                                    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Lorcom has or will expend fees in relation to this Registration Statement as detailed below:

Auditors Fees                                             $   7,000
Registration Fees                                         $     827
Attorney Fees                                             $ 120,000
TOTAL                                                     $ 127,827

                     RECENT SALES OF UNREGISTERED SECURITIES

         We have, during the last three years, sold securities without registering them under the Securities Act on three occasions. One of these occasions was the offering that is the subject of the Rescission Offer described in the prospectus, and is therefore not discussed here.

         Neither of the other two offerings involved the use of any underwriter or the payment of any underwriting discounts or commissions.

         The first such offering occurred from September 24, 2003 to January 18, 2004, and involved the exercise of Warrants by investors who were already Lorcom shareholders. The exercise price was $2.50 per share, the aggregate sales price was $348,500, and 138,500 shares were issued. This transaction was exempt from the registration requirements of Section 5 of the Securities Act (the "registration requirements") under Section 4(2).

         The third offering occurred from February 23 to June 23, 2004. This offering involved the sale for cash of 50,500 shares at $5.00 per share, for an aggregate of $252,500. This offering was exempt from the registration requirements pursuant to Rule 506.

                                    EXHIBITS


EXHIBIT NO.    DESCRIPTION                                                 FILED
3.1            CERTIFICATE OF INCORPORATION                                 (1)

3.2            BY-LAWS                                                      (1)

10.1           EMPLOYMENT AGREEMENT, HENRY DOIBAN                           (1)

10.2           EMPLOYMENT AGREEMENT, JASON MOHR                             (1)

10.3           STOCK PURCHASE AGREEMENT, ITOLUR                             (1)

10.3(A)        FIRST AMENDMENT, STOCK PURCHASE AGREEMENT, ITOLUR            (1)

10.3(B)        SECOND AMENDMENT, STOCK PURCHASE AGREEMENT, ITOLUR           (1)

10.4           STOCK PURCHASE AGREEMENT, CALL SOLUTIONS                     (1)

10.5           STOCK PURCHASE AGREEMENT, DONIMAR                            (1)

10.6           LEASE FOR HEADQUARTERS IN BROOKLYN, NY                       (1)

10.7           FORM OF DIRECTOR'S SERVICES AGREEMENT                        (1)

21             LIST OF SUBSIDIARIES                                        (1)

23             CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS TO THE USE OF        (1)
                  THEIR REPORT ON FINANCIAL STATEMENTS

(1) FILED AS AN EXHIBIT HEREWITH.

                                  UNDERTAKINGS

Lorcom hereby undertakes the following:

(1) For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brooklyn, New York on September 30, 2004.

Lorcom Technologies, Inc.

                                                              _________________
------------------------------------------------
Henry Doiban                                                  Vadim Khaselev,
Chief Executive Officer                                       Secretary

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


-----------------------------
Henry Doiban, Director,


-----------------------------
Jason Mohr, Director and
Chief Technology Officer


-----------------------------
Douglas Bartley, Director